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                             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998
                                                                                REGISTRATION STATEMENT NO. 333-_______

====================================================================================================================================


                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549
                                                         ------------------

                                                              FORM S-3
                                                       REGISTRATION STATEMENT
                                                               UNDER
                                                     THE SECURITIES ACT OF 1933
                                                         ------------------
                                                RECKSON ASSOCIATES REALTY CORP. AND
                                                RECKSON OPERATING PARTNERSHIP, L.P.
                                    (Exact name of each registrant as specified in its charter)

                  RECKSON ASSOCIATES REALTY CORP. - MARYLAND                RECKSON ASSOCIATES REALTY CORP. - 11-3233650
                  RECKSON OPERATING PARTNERSHIP, L.P. - DELAWARE            RECKSON OPERATING PARTNERSHIP, L.P. -11-3233647
                  (State or other jurisdiction                              (I.R.S. employer
                  of incorporation or organization)                         identification number)

                                                        225 BROADHOLLOW ROAD
                                                      MELVILLE, NEW YORK 11747
                                                           (516) 694-6900

                        (Address,  including zip code,  and telephone  number,  including  area code, of each registrant's principal executive office)

                                                         DONALD J. RECHLER
                                                CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                                  RECKSON ASSOCIATES REALTY CORP.
                                                        225 BROADHOLLOW ROAD
                                                      MELVILLE, NEW YORK 11747
                                                           (516) 694-6900
                (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                                        -------------------

                                                              Copy to:

                                                     THOMAS R. SMITH, JR., ESQ.
                                                      EDWARD F. PETROSKY, ESQ.
                                                          BROWN & WOOD LLP
                                                 ONE WORLD TRADE CENTER, 58TH FLOOR
                                                        NEW YORK, N.Y. 10048
                                                        -------------------

                                    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO  PUBLIC:
                              From  time to time  after  this Registration Statement becomes effective.
                                                         -------------------

         If the only  securities  being  registered  on this form are being  offered  pursuant  to dividend or
interest reinvestment plans, please check the following box.|_|

         If any of the securities  being  registered on this form are to be offered on a delayed or continuous basis  pursuant to Rule 415 under the Securities Act of 1933, as amended (the  "Securities  Act"),  other than securities offered only in connection with dividend or interest reinvestment plans, please check the following
box.|X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act  registration  statement number
of the earlier effective registration statement for the same offering.|_|

         If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act  registration  statement  number of the earlier  effective
registration statement for the same offering.|_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following
box.|X|


                                                        -------------------


                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                      Title of Class of                                          Proposed Maximum             Amount of
                      Securities to be Registered(1)                             Aggregate Offering           Registration Fee
                                                                                 Price(1)
------------------------------------------------------------------------------------------------------------------------------------


Debt Securities.......................................................             $260,000,000                  $72,280(4)
Guarantees(3).........................................................
====================================================================================================================================

(1)      Estimated solely for purposes of calculating the registration fee.
(2)      The Debt Securities will be issued by Reckson Operating Partnership, L.P
(3)      Debt  Securities  not rated  investment  grade at the time of  issuance  by at least  one  nationally recognized statistical rating organization, will be accompanied by Guarantees to be issued by Reckson
         Associates Realty Corp. None of the proceeds from the sale of the Debt Securities will be received by
         Reckson Associates Realty Corp. for the issuance of the Guarantees. Pursuant to Rule 457(n) under the
         Securities Act, no separate filing fee for the Guarantees is required.
(4)      Calculated pursuant to Rule 457(o) under the Securities Act.


         Pursuant to Rule 429 under the Securities Act, the Prospectus included in this Registration Statement is a combined  prospectus and relates to  Registration  Statement No.  333-46883  previously  filed by Reckson
Associates Realty Corp. on Form S-3 in respect of its Common Stock and Preference Stock and declared effective on March 25, 1998. This  Registration  Statement,  which is a new  registration  statement,  also  constitutes
Post-effective Amendment No. 1 to Registration Statement No. 333-46883 and such Post-effective Amendment No. 1 shall hereafter  become  effective  concurrently  with the  effectiveness  of this  Registration  Statement in accordance with Section 8(c) of the Securities Act.


         EACH REGISTRANT HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY
TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS  SHALL FILE A FURTHER  AMENDMeNT WHICH  SPECIFICALLY  STATES
THAT THIS REGISTRATION  STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURItIES ACT OF
1933 OR UNTIL THE  REGISTRATION  STATEMENT SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE
COMMIsSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1998

PROSPECTUS
----------

                                  $744,739,654
                         RECKSON ASSOCIATES REALTY CORP.
                      COMMON STOCK, COMMON STOCK WARRANTS,
         PREFERRED STOCK, DEPOSITARY SHARES AND PREFERRED STOCK WARRANTS


                                  $260,000,000
                       RECKSON OPERATING PARTNERSHIP, L.P.
                                 DEBT SECURITIES

                                -----------------


         Reckson Associates Realty Corp. may offer shares of its common stock, shares of its preferred stock, depositary shares representing interests in preferred stock, and warrants to purchase common stock or preferred stock, in an aggregate initial public offering price not to exceed $744,739,654.

         Reckson Operating Partnership, L.P. may offer one or more series of its debt securities, in an aggregate initial public offering price not to exceed $260,000,000. If any debt securities are not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance, such debt securities will be fully and unconditionally guaranteed by Reckson Associates Realty Corp. as to payment of principal, premium, if any, and interest.

         We may offer the securities referred to above at prices and on terms to be set forth in one or more supplements to this Prospectus. The Securities may be offered directly, through agents on our behalf or through underwriters or dealers.

         The terms of the securities may include such limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve the status of Reckson Associates Realty Corp. as a real estate investment trust for United States federal income tax purposes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              THE DATE OF THIS PROSPECTUS IS ___________ __, 1998.



                              AVAILABLE INFORMATION

         The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company and the Operating Partnership have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

         1. Annual Report on Form 10-K for the year ended December 31, 1997.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

         3. Current Reports on Form 8-K (including Form 8-K/A) dated February 18, 1997, May 15, 1997, June 12, 1997, August 7, 1997, September 9,
1997, October 21, 1997,  January 6, 1998,  January 26, 1998,  February 10, 1998,
February 12, 1998, March 24, 1998, April 6, 1998, July 22, 1998, August 15, 1998
and November 2, 1998, respectively.

         4. The description of the Company's  Common Stock which is contained in
Item 1 of the Company's registration statement on Form 8-A, as amended, filed May 9, 1995 pursuant to Section 12 of the Exchange Act.

         All documents filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the particular Securities shall be deemed to be incorporated by reference herein and in the applicable Prospectus Supplement, and to be a part hereof and thereof from the date of the filing of such reports and documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for the purposes of this Prospectus and in the applicable Prospectus Supplement, to the extent that a statement contained therein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the applicable Prospectus Supplement.

         The Company and the Operating Partnership will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn:
Jason M. Barnett,  Senior Vice President and General  Counsel,  telephone number
(516) 694-6900.


                    THE COMPANY AND THE OPERATING PARTNERSHIP

         Reckson Associates Realty Corp. was incorporated in September 1994 and commenced operations effective with the completion of its initial public offering (the "IPO") on June 2, 1995. The Company, together with the Operating Partnership, was formed for the purpose of continuing the commercial real estate business of Reckson Associates, its affiliated partnerships and other entities ("Reckson"). For more than 36 years, Reckson has been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the New York City metropolitan Tri-State area of New York, New Jersey and
Connecticut (the "New York Tri-State area"). The Company operates as a fully-integrated, self administered and self-managed REIT. As of September 30, 1998, the Company owned and controlled directly or indirectly 202 properties (the "Properties") encompassing approximately 20.7 million rentable square feet, all of which are managed by the Company. The Properties consist of 73 Class A suburban office properties (the "Office Properties") encompassing approximately
10.1 million rentable square feet, 127 industrial properties (the "Industrial Properties") encompassing approximately 10.6 million rentable square feet and two 10,000 square foot retail properties. In addition, as of September 30, 1998, the Company owned or had contracted to acquire approximately 852 acres of land (including approximately 370 acres under option) that may present future development opportunities. In addition, the Company has invested $17 million in a note receivable secured by the interest of Odyssey Partners, L.P. in Omni Partners, L.P.

         The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in eight planned office parks and are tenanted primarily by national service firms such as "big six" accounting firms, securities brokerage houses, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

         The executive offices of the Company and the Operating Partnership are located at 225 Broadhollow Road, Melville, New York 11747 and their telephone number at that location is (516) 694-6900. At October 20, 1998, the Company had approximately 240 employees.


                                  RISK FACTORS

         This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the related Prospectus Supplement before purchasing the Securities offered by such Prospectus Supplement (the "Offering"). References in this Prospectus to "we" and "our" includes, as the context requires, the Company and/or the Operating Partnership.


WE ARE DEPENDENT ON THE NEW YORK TRI-STATE AREA MARKET DUE TO LIMITED GEOGRAPHIC DIVERSIFICATION

         All of our Properties are located in the New York Tri-State area. A decline in the economic conditions in the Tri-State New York area and for commercial real estate could adversely affect our business, financial condition and results of operations.


DEBT SERVICING AND REFINANCING, INCREASES IN INTEREST RATES, FINANCIAL COVENANTS
AND  ABSENCE  OF  LIMITATION  OF  DEBT  COULD  ADVERSELY   AFFECT  OUR  ECONOMIC
PERFORMANCE

         Debt Financing. We are subject to risks normally associated with debt financing. Our cash flow could be insufficient to meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity) or the terms of such refinancing might not be as favorable as the terms of the existing indebtedness. We may not be able to refinance any indebtedness we incur or to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

         Existing Debt Maturities; Foreclosures. We anticipate repaying only a portion of the principal of our mortgage indebtedness currently outstanding prior to maturity. However, we may not be able to repay such indebtedness at maturity; therefore we may have to refinance debt through additional debt financing or equity offerings. If we are unable to refinance this indebtedness on acceptable terms, we may be forced to dispose of properties upon disadvantageous terms, which could result in losses and adversely affect the amount of cash available for distribution to stockholders. Further, if we mortgage any properties to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property resulting in our loss of income and asset value. In addition, even in the case of non-recourse indebtedness, the lender may have the rights to recover deficiencies from us in certain circumstances, including environmental liabilities.

         Rising Interest Rates Could Adversely Affect Cash Flow. Outstanding advances under the Credit Facility (defined below) bear interest at a variable rate. In addition, we may incur indebtedness in the future that also bears interest at a variable rate or we may be required to refinance our debt at higher rates. Accordingly, increases in interest rates could increase our interest expense, which could adversely affect our ability to pay distributions to our stockholders and to service our indebtedness.

         Credit Facility Requirements Could Adversely Affect our Financial Condition. We obtained a three-year unsecured credit facility (the "Credit Facility") from The Chase Manhattan Bank ("Chase"), Union Bank of Switzerland ("UBS") and PNC Bank, National Association ("PNC"), which provides for a maximum borrowing amount of up to $500 million. Our ability to borrow under the Credit Facility is subject to certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In addition, interest rates applicable to borrowings under the Credit Facility will be priced off of LIBOR plus a scale ranging from 112.5 basis points to 137.5 basis points based on our leverage ratio. Upon the Operating Partnership receiving an investment grade rating on its senior unsecured debt by two rating agencies, the pricing is adjusted based off of LIBOR plus a scale ranging from 65 basis points to 90 basis points depending upon the rating.

         No Limitation on Debt. Currently, we have a policy of incurring debt only if upon such incurrence our Debt Ratio would be 50% or less. For these purposes, Debt Ratio is defined as our total debt as a percentage of the market value of outstanding shares of Common Stock on a fully diluted basis plus total debt. Certain of our indebtedness contains limitations on the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect our ability to pay distributions to our stockholders and could increase the risk of default on our existing indebtedness.


RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

         We intend to acquire existing office and industrial properties to the extent that such acquisitions are on advantageous terms and meet our investment criteria. Acquisitions of commercial properties entail risks, such as the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

         In addition, we formed RSVP to be a "research and development" vehicle to identify and invest in real estate companies that don't operate in our office and industrial sectors. Such investments may involve different risks than those in our office and industrial sectors.

         We also intend to continue the selective development and construction of office and industrial properties in accordance with our development and underwriting policies as opportunities arise. Such development and construction activities include the risks that: we may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, our ability to pay distributions to our stockholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.


REAL ESTATE INVESTMENT RISKS

         General Risks A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the need to periodically renovate, repair and relet spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain expenses of real estate investments (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a decrease in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender will foreclose on the mortgage and take the property. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

         Tenants May Default on Leases. Substantially all of our income is derived from rental income from real property and, consequently, our distributable cash flow and ability to pay distributions to our stockholders and service our indebtedness would be adversely affected if a significant number of our tenants fail to meet their lease obligations. If a tenant defaults, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.

         Because Real Estate Investments are Illiquid, We May Not be Able to Sell Properties When Appropriate. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our stockholders.

         Increasing Operating Costs Could Adversely Affect Cash Flow. Our Properties are subject to our operating risks common to commercial real estate, any and all of which may adversely affect occupancy or rental rates. Our Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other costs associated with security, landscaping, repairs and maintenance. While our tenants generally are currently obligated to pay a portion of these costs, there is no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without at the same time decreasing occupancy rates. While we have costs saving measures at each of our Properties, if any of the above occurs, our ability to pay distributions to our stockholders and service our indebtedness could be adversely affected.

         Other  Competitors  Could  Hurt  Our  Business.   Numerous   commercial
properties compete with us in attracting tenants and numerous companies compete in selecting land for development and properties for acquisition.

         Third-Party Property Management and Construction. We actively pursue (through our affiliated management company) the management of properties owned by third parties. Managing properties owned by third parties entails risks. Such risks include the termination of management contracts (typically cancelable without notice) by a third party, in connection with the sale of such property, the non-renewal of contracts upon expiration or renewal on terms inconsistent with the current terms and the decline of the rental revenues resulting in decreased management fees and thus, decreased management fee income. Our third-party interior construction business (conducted through our affiliated construction company) is subject to similar risks.

         Some  Potential   Losses  Are  Not  Covered  by  Insurance.   We  carry
comprehensive liability, fire, extended coverage and rental loss insurance on all of our Properties. However, certain types of losses (such as losses arising from acts of war or relating to pollution) are not generally insured because they are either uninsurable or not economically insurable. If an uninsured loss or a loss in excess of insured limits should occur, we could lose our capital invested in a property, as well as any future revenue from such property. We would remain obligated on any mortgage indebtedness or other obligations related to such property.

         Investments in Mortgage Debt Could Lead to Losses. We may invest in mortgages secured by office or industrial properties. We may acquire such properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may not make payments of interest on a current basis and we may not realize our anticipated return or sustain losses relating to such investments.


PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINt VENTURES COULD LIMIT OUR CONTROL OF SUCH INVESTMENTS

         We own through the Operating Partnership a 60% general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni, a 575,000 square foot office building located in our Nassau West Corporate Center office park. Odyssey Partners, L.P. and an affiliate of Odyssey (collectively, "Odyssey") own the remaining 40% interest. Through our partnership interest, we act as managing partner and have the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the amended and restated agreement of limited partnership of Omni Partners, L.P. (the "Omni Partnership Agreement"). These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and the right to approve any sale of the Omni made on or before March 13, 2007 (the "Acquisition Date"). The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless certain conditions specified in the Omni Partnership Agreement shall occur. Upon the occurrence of any of such conditions the Operating Partnership's general partnership interest shall convert to a limited partnership interest (in which case an affiliate of Odyssey shall be the sole managing partner), or at the option of Odyssey, the Operating Partnership shall be a co-managing partner with an affiliate of Odyssey. In addition, on the Acquisition Date, the Operating Partnership will have the right to purchase Odyssey's interest in the Omni Partnership at a price (the "Option Price") based on 90% of its fair market value. If the Operating Partnership fails to exercise such option, Odyssey has the right to require the Operating Partnership to purchase Odyssey's interest in the Omni Partnership on the Acquisition Date at the Option Price. The Operating Partnership has the right to extend the Acquisition Date until March 13, 2012. The Option Price shall apply to the payment of all sums due under a loan (the "Odyssey Loan") made by the Operating Partnership in March 1997 to Odyssey in the amount of approximately $17 million. The Odyssey Loan matures on the Acquisition Date (subject to the Operating Partnership's right to extend the Acquisition Date as set forth above) and is secured by a pledge of all of Odyssey's right, title and interest in the Omni Partnership. All distributions of net cash flow which Odyssey is otherwise entitled to shall apply to all interest due under the Odyssey Loan. All distributions from a sale or refinancing of the Omni which Odyssey is otherwise entitled to shall apply to the interest and principal outstanding under the Odyssey Loan.

         In addition, we may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture. Therefore, we will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture. In that regard, we (through the Operating Partnership) own a 60% managing member interest in a limited liability company that owns 520 White Plains Road, a 171,761 square foot office building located in Tarrytown, New York. The remaining 40% member interest is held by Tarrytown Corporate Center III, L.P. ("TCC"), a partnership affiliated with the Halpern organization. The member agreement governing the joint venture arrangement requires us to obtain the consent of TCC prior to engaging in certain activities, including entering into or modifying a major lease (i.e., a lease for more than 25,000 rentable square feet), financing or refinancing indebtedness encumbering the property and selling or otherwise transferring the property.

         Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that such partners or co-venturer might at any time have different interests or goals than we do, and that such partners or co-venturer may take action contrary to our instructions, requests, policies or objectives. This includes our policy with respect to maintaining our qualification as a REIT. Other risks of such investments include impasse on decisions, such as a sale, because neither the partner or co-venturer nor us would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. We will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit our business objectives to be achieved. There is no limitation under our organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.


ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of such contaminants. Clean-up costs and the owner's liability generally are not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

         All of our Office Properties and all of our Industrial Properties have been subjected to a Phase I or similar environmental site assessment after April 1, 1994 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for our Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies (except for 35 Pinelawn Road which was originally developed by us and subjected to a Phase I in April 1992). These environmental site assessments have not revealed any environmental liability that would have a material adverse effect on our business.


FAILURE TO QUALIFY AS A REIT WOULD BE COSTLY

         We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1995. Although our management believes that we are organized and operate in such a manner, no assurance can be given that we will qualify or remain qualified as a REIT.

         If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce our net earnings available to service our indebtedness, make investments or pay distributions to our shareholders because of the additional tax liability to the Company for the years involved. Also, we would not then be required to pay distributions to our shareholders.


CONFLICTS OF INTEREST COULD RESULT IN DECISIONS NOT IN OUR BEST INTERESTS

         Tax Consequences Upon Sale or Refinancing. Holders of units of limited partnership of the Operating Partnership ("Units") or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of the Properties. We may have different objectives from these co-owners and holders of Units regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While we, as the sole general partner of the Operating Partnership, have the exclusive authority as to whether and on what terms to sell or refinance each Property owned solely by the Operating Partnership, our directors and officers who hold Units may seek to influence us not to sell or refinance the Properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a Property with a higher level of debt.

         We May Have Potential Conflicts with RSI. Donald J. Rechler serves as our Chairman of the Board and our Chief Executive Officer and Chairman of the Board of RSI. Scott H. Rechler serves as our President and our Chief Operating Officer and President and Chief Executive Officer of RSI and is a director of Reckson and RSI. Michael Maturo serves as Executive Vice President, Treasurer and Chief Financial Officer of Reckson and RSI and is a director of RSI. Furthermore, Roger Rechler, Gregg Rechler and Mitchell Rechler are executive officers of Reckson and Roger Rechler and Mitchell Rechler are directors of Reckson, while all three individuals are members of the management advisory committee and directors of RSI. Although each of the individuals referred to above is committed to the success of Reckson, they are also committed to the success of RSI. As of September 30, 1998, our senior management and directors beneficially owned approximately 15% of our outstanding Common Stock (with a total market value (based on the New York Stock Exchange closing price of $23 per share) of approximately $178.4 million as of such date) (assuming the conversion of all Units into shares of Common Stock and the exercise of all vested stock options) and approximately 29% of the outstanding common stock of RSI (with a total market value (at a stock price of $2 per share) of approximately 14.3 million as of such date). There is a risk that the common membership of management, members of the Boards of Directors and ownership of Reckson and RSI will lead to conflicts of interest in the fiduciary duties owed to stockholders by common directors and officers in connection with transactions between the two companies, as well as a conflict in allocating management time.

         The Operating Partnership and RSI have entered into an intercompany agreement (the "Reckson Intercompany Agreement") to formalize their relationship and to limit conflicts of interest. Under the Reckson Intercompany Agreement, RSI granted the Operating Partnership a right of first opportunity to make any REIT-qualified investment that becomes available to RSI. In addition, if a REIT-qualified investment opportunity becomes available to an affiliate of RSI, including Reckson Strategic Venture Partners, LLC ("RSVP"), 100% of the common ownership interest of which is indirectly owned 100% by RSI, the Reckson Intercompany Agreement requires such affiliate to allow the Operating Partnership to participate in such opportunity to the extent of RSI's interest.

         Under the Reckson Intercompany Agreement, the Operating Partnership granted RSI a right of first opportunity to provide Commercial Services (as defined below) to the Operating Partnership and its tenants. RSI will provide services to the Operating Partnership at rates and on terms as attractive as either the best available for comparable services in the market or those offered by RSI to third parties. In addition, the Operating Partnership will give RSI access to its tenants with respect to Commercial Services (as defined below) that may be provided to such tenants.

         Under the Reckson Intercompany Agreement, subject to certain conditions, the Operating Partnership granted RSI a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with Reckson's status as a REIT, it is required to enter into a "master" lease arrangement.

         With respect to services that RSI will provide to the Operating Partnership, management will have a conflict of interest in determining the market rates to charge the Operating Partnership for such services. In addition, management will have a conflict of interest in determining whether the Company or RSI shall pursue a REIT-qualified investment opportunity outside of Reckson's core business strategy. Furthermore, the Company and RSI may structure investments so that joint ventures between the Operating Partnership and RSVP may pursue the portion of investments generating REIT-qualified income and RSVP will pursue directly the other portion of such investments. RSVP and the RSVP-Reckson Operating Partnership joint venture may have conflicts of interest in the structuring, valuation, management and disposition of such investments.

         In June 1998 we established a credit facility with RSI (the "RSI Facility") in the amount of $100 million for RSI's service sector operations and other general corporate purposes. In addition, in June 1998 we also established a credit facility with RSVP (the "RSVP Facility", and together with the RSI Facility, the "RSI Credit Facilities") for the funding of investments of up to $100 million with or in RSVP. Advances under the RSVP Facility in excess of $25 million in respect of any single platform will be subject to approval by our Board of Directors, while advances under the RSI Facility in excess of $10 million in respect of any single investment in services for occupants of office, industrial and other property types that we may not be permitted to provide under Federal tax laws ("Commercial Services"), as well as advances for investments in opportunities in non-Commercial Services, will be subject to approval by our board of directors, or a committee thereof. Each RSI Credit Facility has a term of five years and advances thereunder will be recourse obligations of RSI. Interest will accrue on advances made under the RSI Credit Facilities at a rate equal to the greater of (i) the prime rate plus 2% and (ii) 12% per annum, with the rate referred to in clause (ii) increasing annually at a rate of 4% of the prior year's rate. Prior to maturity, interest will be payable quarterly but only to the extent of net cash flow and on an interest-only basis and will be prepayable without penalty at the option of RSI. As long as there are outstanding advances under the RSI Credit Facilities, RSI will be prohibited from paying dividends on any shares of its capital stock. The RSI Credit Facilities are subject to certain other covenants and prohibit advances thereunder to the extent such advances could, in our determination endanger our status as a REIT. The terms of the RSI Credit Facilities were not negotiated at arms' length and thus may not reflect terms that could have been obtained from independent third parties. Additional indebtedness may be incurred by subsidiaries of RSI. As of September 30, 1998 borrowing under the RSI Credit Facilities aggregated approximately $6.6 million.

         Policies With Respect to Conflicts of Interest May Not Be Successful. We have adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include the approval by of all transactions in which directors or officers have a conflicting interest by a majority of our directors who are neither officers nor affiliated with the Company (the "Independent Directors"). However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our stockholders.


LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND THIRD PARTY ACQUISITION PROPOSALS

         Ownership Limit. To maintain our qualification as a REIT, five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) may not own, directly or indirectly, more than 50% in value of our outstanding capital stock during the last half of a taxable year (other than the first year). In order to protect against the risk of losing REIT status, our charter limits ownership of our issued and outstanding Common Stock by any single stockholder to 9.0% of the lesser of the number or value of the outstanding shares of Common Stock. We may also impose limitations on the ownership of issued and outstanding Preferred Stock. See "Restrictions on Ownership of Capital Stock" and "Description of Preferred Stock-Restrictions on Ownership." Such provisions may delay, defer or prevent a change of control of the Company or other transaction by a third party without the consent of the Board of Directors even if a change of control were in the best interests of our stockholders.

         Staggered Board. Our Board of Directors is divided into three classes. The terms of the Class I, Class II and Class III directors expire in 1999, 2000 and 2001, respectively. Directors are chosen for a three-year term.

         Required Consent of Holders of Units for Certain Transactions. Through June 2, 2000, we may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units. This voting requirement could delay, defer or prevent a change in control of the Company.

         Future Issuances of Common Stock. Our charter authorizes the Board of Directors to issue additional shares of Common Stock without shareholder approval. We may issue shares of Common Stock in exchange for Units pursuant to the Operating Partnership agreement. Any such issuance could have the effect of diluting existing shareholders' interests in the Company.

         Preferred Stock. Our charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock (the "Preferred Stock" and, together with the Common Stock, the "Stock"), of which 9,200,000 shares of our Series A Preferred Stock have been issued (8,000 shares of which have been converted to shares of Common Stock), to reclassify unissued shares of Stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any Preferred Stock issued. Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of our stockholders.

         Limitations on Acquisition of and Changes in Control Pursuant to Maryland Law. Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. However, as permitted by the MGCL, our bylaws contain a provision exempting any and all acquisitions by any person of the Company's shares of Stock from the control share acquisition statute. In addition, the Board of Directors adopted a resolution exempting the Company from the provisions of the business combination statute. The Company may amend or eliminate such provisions at any time.


POTENTIAL IMPACT OF PENDING LITIGATION

         In July 1998, the Company formed a joint venture, Metropolitan Partners LLC, a Delaware limited liability company ("Metropolitan Partners"), with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to a merger agreement executed on July 9, 1998 and amended and restated on August 11, 1998 (the "Merger Agreement") between Metropolitan Partners, the Company and Crescent and Tower Realty Trust, Inc., a Maryland corporation ("Tower"), Metropolitan Partners agreed, subject to the terms and conditions of the Merger Agreement, to purchase the common stock of Tower.

         Prior to the execution of the Merger Agreement, Metropolitan Partners identified certain tax issues regarding Tower's operations. Metropolitan Partners entered into the Merger Agreement only after Tower made detailed representations and warranties purporting to address these issues. In the course of due diligence, however, Metropolitan Partners, the Company and Crescent discovered that these representations and warranties may not be correct and discussed these concerns with Tower, specifically advising Tower that they were not terminating the Merger Agreement at that time. Metropolitan Partners, the Company and Crescent invited Tower to respond to these concerns. However, on November 2, 1998, Tower filed a complaint in the Supreme Court of the State of New York alleging Metropolitan Partners, the Company and Crescent willfully breached the Merger Agreement. Tower is seeking declaratory and other relief, including damages of not less than $75 million and specific performance by Metropolitan Partners, the Company and Crescent of their obligations under the Merger Agreement. Although management believes the Company has meritorious defenses to this action, there can be no assurance as to the impact of this action on the Company's operations and/or financial condition.


THE MARKET VALUE OF COMMON STOCK AND PREFERRED STOCK COULD DECREASE

         EFFECT OF MARKET CONDITIONS. As with other publicly traded equity securities, the value of the Common Stock and Preferred Stock depends upon various market conditions, which may change from time to time. Such market conditions include: the extent of institutional investor interest in our Company; the reputation of office and industrial REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies); our financial condition and results of operations; and general financial market conditions.

         EFFECT OF EARNINGS AND CASH DISTRIBUTIONS. The market value of the equity securities of a REIT may be based primarily upon the market's perception of the REIT's growth potential and its current and future cash distributions, and may be secondarily based upon the real estate market value of the underlying assets. For that reason, the Common Stock may trade above or below the net asset value per share of Common Stock. Although we may retain operating cash flow for investment or working capital purposes, which increases the value of our underlying assets, this may not correspondingly increase the market price of the Common Stock. Our failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of the Common Stock and Preferred Stock.

         RISING INTEREST RATES COULD ADVERSELY AFFECT CASH FLOW. One factor which influences the price of the Common Stock and Preferred Stock is the distribution rate on such shares (as a percentage of the price of such shares) relative to market interest rates. Thus, rising interest rates may lead potential buyers of shares to expect a higher distribution rate, which would adversely affect the market price of the Common Stock and Preferred Stock.


WE MAY NOT BE ABLE TO PAY ON GUARANTEES

         The Operating Partnership conducts all of our operations, and our only asset is our interest in the Operating Partnership. As a result, we are dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet our financial obligations, including our obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. At September 30, 1998, the Operating Partnership had approximately $814 million of indebtedness outstanding (including its proportionate share of joint-venture debt and net of minority partners' interest). The Operating Partnership is a party to a loan agreement with various bank lenders which requires the Operating Partnership to comply with various financial and other covenants before it may make distributions to us. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that the Operating Partnership will continue to be in compliance and that it will be able to continue to pay distributions to our shareholders and service our indebtedness.


CERTAIN TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY COULD ADVERSELY AFFECT DEBT HOLDERS

         The Indenture does not contain any provisions that would protect holders of Debt Securities in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) certain reorganizations, restructuring, mergers or similar transactions involving the Operating Partnership or the Company.


                                 USE OF PROCEEDS

         Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds to the Company or the Operating Partnership, as the case may be, from the sale of the Securities offered hereby will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties.




                                            RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                                                        AND PREFERRED STOCK DIVIDENDS


         The following table sets forth the Company's and the Operating  Partnership's  consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown:



                                                               June 3, 1995      January 1, 1995
                   Six Months Ended    Year Ended December          to                 to            Year Ended December 31,
                   June 30, 1998       1997         1996    December 31, 1995    June 2, 1995           1994     1993
                   ----------------    ----         ----    -----------------    ------------           ----     ----


Company:
-------
Ratio of               2.20x           2.77x        2.72x          2.71x            1.02x(1)          0.97x(1)    0.65x(1)
Earnings to
Fixed Charges

Plus Preferred         2.03x(2)        --            --             --                 --                --          --
Dividend
Requirements

Operating Partnership:
--------------------
Ratio of               2.22x           2.78x        2.71x          2.71x            1.02x(1)          0.97x(1)    0.65x(1)
Earnings to
Fixed Charges

Plus Preferred         2.04x(2)         --           --             --                 --                --          --
Dividend
Requirements


(1)      Prior to completion of the IPO on June 2, 1995, the Company's predecessors operated in a manner as to minimize net taxable income to the owners. The IPO and the related formation  transactions  permitted the Company to deleverage its properties  significantly,  resulting in a significantly improved ratio of earnings to fixed charges.

(2)      Neither the Company nor the Operating  Partnership  had preferred  stock  outstanding  prior to April
         1998.


         The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by the aggregate of fixed charges and preferred dividends. For this purpose, earnings consist of income from continuing operations before minority interest, fixed charges and preferred dividends. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs plus preferred dividends.


                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will be issued under an Indenture (the "Indenture") among the Operating Partnership, the Company and the trustee named therein (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


GENERAL

         The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

         The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

         Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         (1)      the title of such Debt Securities;

         (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (7)      the place or places where the  principal of (and  premium,  if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

         (8) the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

         (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

         (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

         (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

         (15) whether such Debt Securities will be fully and unconditionally guaranteed by the Company pursuant to the Guarantees (the "Guaranteed Securities");

         (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

         (17) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

         (18) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

         (19) if other than the Trustee, the identity of each security registrar and/or paying agent; and

         (20)     any other material terms of such Debt Securities.

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford Holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the Holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock--Restrictions on Ownership" and "Description of Preferred Stock--Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

         Reference is made to "--Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "--Modification of the Indenture."


GUARANTEES

         The Company will fully and unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance by the Operating Partnership, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.


DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of De6t Securities (Section 1002).

         Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).


MERGER, CONSOLIDATION OR SALE

         The Operating Partnership or, with respect to the Guaranteed Securities, the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture and, if applicable, the Guarantees; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).


CERTAIN COVENANTS

         Existence. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

         Maintenance of Properties. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

         Insurance. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

         Payment of Taxes and Other Claims. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon them or any Subsidiary or upon their income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1011).

         Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

         As used herein and in the Prospectus Supplement:

         "Subsidiary" means any entity of which the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

         "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

         Additional Covenants. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.


EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (f) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section 501).

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

         The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

         The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

         Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

         Within 120 days after the close of each fiscal year, the Operating Partnership must certify to the Trustee whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).


MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

         The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance with certain covenants relating to such series of Debt Securities in the Indenture (Section 1008).

         Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities, the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officers' certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no materially adverse United States federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption.

         The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be
Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

         Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section
1504).


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

         The Indenture provides that, unless the provisions of Section 402 are made inapplicable to the Debt Securities of or within any series pursuant to
Section 301 of the Indenture, the Operating Partnership may .elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402) or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under "Certain Covenants") and, if provided pursuant to
Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 402), in either case upon the irrevocable deposit by the Operating Partnership or the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law (Section 402).

         "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (ii) the euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

         In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Event of Default, Notice and Waiver" with respect to sections no longer applicable to such Debt Securities or described in clause (f) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.


GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.


                           DESCRIPTION OF COMMON STOCK

GENERAL

         The Company's Charter (the "Charter") provides that the Company may issue up to 100 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote and cumulative voting is not permitted. Holders of the Common Stock do not have preemptive rights. On October 31, 1998, there were 40,033,913 shares of Common Stock outstanding.

         All shares of Common Stock offered hereby have been duly authorized, and will be fully paid and nonassessible. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

         Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal dividend, liquidation and other rights.


CERTAIN PROVISIONS OF THE COMPANY'S CHARTER

         Under the Maryland General Corporation Law, as amended (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's Charter does not provide for a lesser percentage in such situations. In addition, the Operating Partnership Agreement provides that for the five-year period following the completion of the IPO (i.e. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units.

         The Company's Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

         The Company's Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control of the Company or removal of incumbent management.


RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Charter restricting the ownership or acquisition of shares of Common Stock. See "Restrictions on Ownership of Capital Stock."


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                         DESCRIPTION OF PREFERRED STOCK

GENERAL

         The Charter of the Company provides that the Company may issue up to 25 million shares of preferred stock, $.01 par value per share. On October 31, 1998 there were 9,192,000 shares of 7 5/8% Series A Convertible Cumulative Preferred Stock outstanding. Dividends on the Series A Preferred Stock are payable quarterly in arrears at an annual rate of 7 5/8% of the liquidation preference of $25 per share. The Series A Preferred Stock is convertible at any time at the option of the holder at a conversion price of $28.51 per share of common stock, subject to adjustment in certain circumstances. On or after April 13, 2003, the shares of Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company.

         In connection with the acquisition of the Cappelli portfolio, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership was supplemented (the "Supplements") to establish a series of 25,000 preferred units of limited partnership interest of the Operating Partnership designated as Series B Preferred Units, a series of 11,518 preferred units designated as Series C Preferred Units and a series of 6,000 preferred units designated as Series D Preferred Units. Each of the Series B, C and D Units have a liquidation preference of $1,000 per Unit. Distributions on each Series B, C and D Preferred Unit is payable in arrears quarterly in an amount equal to the greater of: (i) $17.50 or (ii) the quarterly distribution attributable to each Series B, C and D Preferred Unit if such Unit was converted into Common Stock, subject to a maximum increase of 5% of the distributions on the Series B, C or D Preferred Units over the immediately preceding year. The distribution amount due on all Series B, C or D Preferred Units may be reduced during any period which certain Cappelli indebtedness remains subject to a prepayment premium or prepayment penalty. Commencing two years after the issuance of each of the Series B, C or D Preferred Units, the distribution amount may be adjusted to reflect increases or decreases in the dividends of the Company's common stock.

         The holders of Series B, C or D Preferred Units have the right to convert their preferred units into common stock at a price per share of $32.51, $29.39 or $29.12, respectively. The holders of Series B Preferred Units also have the right to convert their Units into Series C Preferred Units, at any time through April 21, 2000. Each Series B, C or D Preferred Unit is exchangeable, at the option of its holder, for shares of Company Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B, C or D Preferred Units and otherwise with the same terms as the Series B, C or D Preferred Units other than the conversion and exchange rights referred to above. The Operating Partnership, with regard to any notice of such an exchange, may elect to redeem all of the Series B, C or D Preferred Units that are the subject of the exchange for cash in an amount equal to the stated value of such Series B, C or D Preferred Units plus any accrued distributions thereon.

         The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws of the Company and any applicable articles supplementary to the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

         The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of Preferred Stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.


TERMS

         Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The Preferred Stock will, when issued, be fully paid and nonassessible by the Company and will have no preemptive rights.

         Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for the specific terms thereof, including:

         (1)    The title and stated value of such Preferred Stock;

         (2) The number of shares of such Preferred Stock, the liquidation preference per share of such Preferred Stock and the offering price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6)    The provision  for a sinking  fund,  if any, for such  Preferred
                Stock;

         (7) The provisions for redemption, if applicable, of such Preferred Stock;

         (8)    Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock may or will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

         (10) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

         (11)   Any   limitations   on  direct  or   beneficial   ownership  and
                restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

         (12) A discussion of federal income tax considerations applicable to such Preferred Stock; and

         (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.


RANK

         Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock of the Company and to all equity securities issued by the Company the terms of which provide that such equity securities shall rank junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company other than those referred to in clauses (i) and
(iii); and (iii) junior to all equity securities issued by the Company which the terms of such Preferred Stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.


DIVIDENDS

         Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

         Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends in such amounts and on such dates as will be set forth in, or pursuant to, the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

         Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are non-cumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the related dividend period and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series of Preferred Stock are declared payable on any future dividend payment date.

         If Preferred Stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series and such other series of Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company except (1) by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation or (2) redemption's for the purpose of preserving the Company's status as a REIT).


REDEMPTION

         If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

         If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on such Preferred Stock, and all rights of the holders of such Preferred Stock will terminate, except the right to receive the redemption price.


LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a "liquidation"), then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock of such series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no rights or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such Preferred Stock in the distribution of assets, then the holders of such
Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         The consolidation or merger of the Company with or into any other entity, or the merger of another entity with or into the Company, or a statutory share exchange by the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.


VOTING RIGHTS

         Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

         Whenever dividends on any series of Preferred Stock shall be in arrears for six or more quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such cases, the entire Board of Directors of the Company will be increased by two directors.

         Unless provided otherwise for any series of Preferred Stock, so long as any shares of such Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized capital stock of the Company into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (ii) amend, alter or repeal the provisions of the Company's Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as such series of Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of such series of Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series of Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


CONVERSION RIGHTS

         The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Stock.


SHAREHOLDER LIABILITY

         As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.


RESTRICTIONS ON OWNERSHIP

         As discussed below under "Restrictions on Ownership of Capital Stock," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of such Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.


REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Preferred Stock is American Stock Transfer & Trust Company.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

         The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.


DIVIDENDS AND OTHER DISTRIBUTIONS

         The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary
Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

         In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.


WITHDRAWAL OF SHARES

         Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


REDEMPTION OF DEPOSITARY SHARES

         Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred
Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.


VOTING OF THE UNDERLYING PREFERRED SHARES

         Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.


LIQUIDATION PREFERENCE

         In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.


CONVERSION OF PREFERRED SHARES

         The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.


AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

         The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.


CHARGES OF PREFERRED SHARES DEPOSITARY

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.


RESIGNATION AND REMOVAL OF DEPOSITARY

         The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


MISCELLANEOUS

         The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

         Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

         If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

         The Charter provides that the Company may issue up to 75 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "--Restrictions on Ownership" below.


RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under
Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of such entities will be counted as shareholders of the Company).

         In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, the Charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of Common Stock. Limitations on the ownership of Preferred Stock may also be imposed by the Company. See "Description of Preferred Stock - Restrictions on Ownership." Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

         Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

         In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and
(ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

         These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

         All certificates representing shares of stock will bear a legend referring to the restrictions described above.

         Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.


                             DESCRIPTION OF WARRANTS

         The Company may issue Warrants for the purchase of Common Stock or Preferred Stock. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

         The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price or prices of such Warrants may be payable; (5) the designation, amount and terms of the Securities purchasable upon exercise of such Warrants; (6) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such security; (7) if applicable, the date on and after which such Warrants and the Securities purchasable upon exercise of such Warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of such Warrants may be purchased; (9) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such Warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

         The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

         Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. See "Risk Factors-Risks of Failure to Qualify as a REIT."

         In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock or Preferred Stock with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that Common Stock or Preferred Stock. Beginning in 1998, the Company may elect to retain long-term capital gains and pay corporate-level income tax on them and treat the retained gains as if they had been distributed to stockholders. In such case, each stockholder would include in income, as long-term capital gain, its proportionate share of the undistributed gains and would be deemed to have paid its proportionate share of the tax paid by the Company with respect thereto. In addition, the basis for a stockholder's Common Stock or Preferred Stock would be increased by the amount of the undistributed long-term capital gain included in its income, less the amount of the tax it is deemed to have paid with respect thereto.

         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.


                              PLAN OF DISTRIBUTION

         The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

         Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company and the Operating Partnership and its subsidiaries in the ordinary course of business.


                                  LEGAL MATTERS

         The validity of the issuance of the Securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company or the Operating Partnership, as the case maybe, by Brown & Wood LLP, New York, New York. Brown & Wood LLP may rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.


                                     EXPERTS

         The consolidated financial statements and schedule of Reckson Associates Realty Corp. as of December 31, 1997 and December 31, 1996 and for the years then ended and for the period June 3, 1995 to December 31, 1995 and the combined financial statements of the Reckson Group for the period January 1, 1995 to June 2 1995 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and the combined statement of revenues and certain expenses of the New Jersey Portfolio (as defined therein) for the year ended December 31, 1996, the combined statement of revenues and certain expenses for the Hauppauge Portfolio (as defined therein) for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Uniondale Office Property (as defined therein), for the year ended December 31, 1996, appearing in the Company's Form 8-K, dated February 18, 1997; and the statement of revenues and certain expenses of 710 Bridgeport Avenue (as defined therein), for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Shorthills Office Center (as defined therein), for the year ended December 31, 1996 appearing in the Company's Form 8-K dated June 12, 1997; and the statement of revenues and certain expenses of Garden City Plaza for the year ended December 31, 1996, appearing in the Company's Form 8-K dated September 9, 1997, and the statement of revenues and certain expenses of the Christiana Office Property (as defined therein) for the year ended June 30, 1997, appearing in the Company's Form 8-K dated February 10, 1998, and the statement of revenues and certain expenses of the Stamford Office Property (as defined therein) for the year ended December 31, 1997, appearing in the Company's Form 8-K dated March 24, 1998; and the statement of revenues and certain expenses of the Cappelli Portfolio for the year ended December 31, 1997, appearing in the Company's Form 8-K dated April 6, 1998, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Reckson Operating Partnership L.P. as of December 31, 1997 and December 31, 1996 and for the years then ended and for the period June 3, 1995 to December 31, 1995 and the combined financial statements of Reckson Group for the period January 1, 1995 to June 2, 1995 appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                       RECKSON OPERATING PARTNERSHIP, L.P.
                                       AND
                                THE RECKSON GROUP

                                                                           PAGE

Selected Financial Data ....................................................
Management's Discussion and Analysis of Financial Condition and
         Results of Operations..............................................
CONSOLIDATED FINANCIAL STATEMENTS...........................................
Report of Independent Auditors..............................................
Consolidated Balance Sheets as of June 30, 1998 (unaudited), December
         31, 1997 and December 31, 1996 ....................................
Consolidated Statements of Income for the six months ended June 30,
         1998, and 1997 (unaudited), the years ended December 31,
         1997, 1996 and for the period from June 3, 1995 to December
         31, 1995 and the Combined Statement of Income for the period from January 1, 1995 to June 2, 1995 ..............................
Consolidated Statements of Partners' Capital for the six months ended
         June 30, 1998 (unaudited), the years ended December 31, 1997,
         1996 and for the period from June 3, 1995 to December 31,
         1995 and the Combined Statement of Owners' (Deficit) for the
         period from January 1, 1995 to June 2, 1995 .......................
Consolidated Statements of Cash Flows for the six months ended June
         30, 1998, and 1997 (unaudited), the years ended December 31,
         1997, 1996 and for the period from June 3, 1995 to December
         31, 1995 and the Combined Statement of Cash Flows for the
         period January 1, 1995 to June 2, 1995 ............................
Notes to Consolidated Financial Statements .................................
Schedule III - Real Estate and Accumulated Depreciation ....................
OTHER INFORMATION


                             SELECTED FINANCIAL DATA


                                        Reckson Operating Partnership, L.P.                                 Reckson Group
                               -----------------------------------------------------------------        ------------------------


                                For the six months ended     For the year ended                             For the year ended
                               --------------------------    -------------------                         -----------------------
                                                                                                   for the
                                                                                    for the         Period
                                                                                     Period        January 1,
                                                                                    June 3, 1995    1995 to
                               June 30,     June 30,    December 31,   December 31,  to December    June 2,
                                1998          1997        1997            1996       31, 1995(1)    1995(1)     1994     1993
                               -------- ------------- --------------- -------------- ------------ ------------ -------- --------

OPERATING DATA:

Revenues..................     $121,329     $67,858     $153,348      $96,030      $38,455        $20,889   $56,931    $60,347
Total expenses...........        91,278      47,046      107,639       70,935       27,892         20,695    55,685     67,580
Income (loss) before minority
  interests and
  extraordinary items            30,051      20,812       45,709       25,095       10,563            194     1,246     (7,233)
Minority interests........        1,273         496          920          915          246            ---      ---         ---
Extraordinary items - gain
  (loss)                           ---       (2,362)      (2,808)      (1,259)      (6,022)           ---     4,434     41,190
Preferred distributions...        4,168         ---          ---         ---          ---             ---      ---         ---
Net income available to
  common unit holders.....       24,610      17,954       41,981       22,921        4,295            194     5,680     33,957

PER UNIT DATA: (2)
Net income per common unit:
  General Partner.........     $    .51     $   .48      $  1.06      $   .87      $   .22
  Limited Partners'.......     $    .62     $   .48      $  1.03      $   .86      $   .19

Weighted average common units
  outstanding
   General Partner........   38,914,000    30,455,000    32,727,000   19,928,000    14,678,000
   Limited Partners'......    7,701,000     6,968,000     7,016,000    6,503,000     5,648,000

BALANCE SHEET DATA:
  (PERIOD END)
Real estate, before accumulated
  depreciation............   $1,540,195   $   705,496    $1,015,282     $519,504      $290,712        ---  $162,192       ---
Total assets..............    1,624,342       769,859     1,113,105      543,391       242,540        ---   132,035       ---
Mortgage notes payable....      236,776       165,527       180,023      161,513        98,126        ---   180,286       ---
Credit facility...........      298,250       113,000       210,250      108,500        40,000        ---     ---         ---
Senior unsecured notes....      150,000         ---         150,000        ---           ---          ---     ---         ---
Market value of equity (3).   1,393,077       950,061     1,141,592      653,606       303,943        ---     ---         ---
Total market capitalization
  including debt (3 and 4).   2,061,732     1,221,746     1,668,800      921,423       426,798        ---     ---         ---

OTHER DATA:
Funds from operations (5)..     $46,871       $31,457       $69,619      $40,938       $17,190        ---     ---         ---
Total square feet (at end of
  period)................        19,438        10,976        13,645        8,800         5,430       4,529   4,529      4,529
Number of properties (at
  end of period).........           191           130           155          110            81          72      72         72



     (1) Represents certain financial information on a consolidated historical basis for Reckson Operating Partnership, L. P., and on a combined historical basis for the Reckson Group.
     (2) Based on the weighted average units outstanding for the period then ended.
     (3) Based on the market value of the Operating Partnership's common units, the stated value of the Operating Partnership's preferred units and the number of units outstanding at the end of the period.
     (4) Debt amount is net of minority partners' proportionate share of Omni debt plus the Company's share of joint venture debt.
     (5) See "Management's Discussion and Analysis" for a discussion of funds from operations.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The  following   discussion  should  be  read  in  conjunction  with  the
accompanying Consolidated Financial Statements of Reckson Operating Partnership, L. P. (the "Operating Partnership") and the combined financial statements of the Reckson Group and related notes.

OVERVIEW AND BACKGROUND

     The Reckson Group, the predecessor to the Company (the "Predecessor"), was engaged in the ownership, management, operation, leasing and development of commercial real estate properties, principally office and industrial buildings, and also owned certain undeveloped land located primarily on Long Island, New York. The Operating Partnership commenced operations on June 2, 1995 and is the successor to the operations of the Reckson Group. The sole general partner in the Operating Partnership, Reckson Associates Realty Corp. (the "Company") is a self administered and self managed Real Estate Investment Trust ("REIT"). During June 1995 the Company contributed approximately $162 million in cash to the Operating Partnership in exchange for an approximate 73% general partnership interest. As a result, the Operating Partnership owned or had an interest in 72 properties (including one joint venture property).

     At June 30, 1998, the Operating Partnership's portfolio of real estate properties included 69 office buildings containing approximately 9.6 million square feet, 120 industrial buildings containing approximately 9.8 million square feet and two retail properties containing approximately 20,000 square feet.

     Subsequent to June 2, 1995, the Operating Partnership has acquired or contracted to acquire approximately $1.3 billion of Class A suburban office and industrial properties encompassing approximately 12.8 million square feet located in the New York City Tri-State Area of Long Island, Westchester, Southern Connecticut and Northern. In that regard, the Operating Partnership has acquired 13 office Properties and 32 industrial Properties encompassing approximately 2.1 million and 2.5 million square feet, respectively, located on Long Island for an aggregate purchase price of approximately $300 million. In February 1996, the Operating Partnership established its Westchester Division with the acquisition of an eight building 935,000 square foot Class A office portfolio and associated management and construction operations for an aggregate purchase price of approximately $79 million. Since its initial investment in Westchester the Operating Partnership has acquired 17 office properties encompassing approximately 2.4 million square feet and three industrial properties encompassing approximately 163,000 square feet for an aggregate purchase price of approximately $305 million. In October 1996, the Operating Partnership established its Southern Connecticut Division with the purchase of Landmark Square, a six building office complex encompassing approximately 800,000 square feet located in Stamford, Connecticut for an aggregate purchase price of approximately $77 million. Since its initial investment in Southern Connecticut the Company has acquired two office properties and one industrial property encompassing approximately 317,000 and 452,414 square feet, respectively, for a purchase price of approximately $89 million. In May 1997, the Operating Partnership acquired five Class A suburban office properties encompassing approximately 496,000 square feet located in Northern New Jersey for an aggregate purchase price of approximately $56.9 million and, in connection with this acquisition, established its Northern New Jersey Division. Since its initial investment in Northern New Jersey the Operating Partnership has acquired 12 office properties encompassing approximately 1.5 million square feet and seven industrial properties encompassing approximately 1.1 million square feet for an aggregate purchase price of approximately $232 million. Additionally, the Operating Partnership has invested approximately $12 million for approximately 81 acres of land located in Long Island, approximately 39 acres of land located in Westchester and 668 acres of land located in New Jersey which allows for approximately 7.7 million square feet of future development opportunities. In addition, the Operating Partnership has invested approximately $47.3 million in certain mortgage indebtedness encumbering four Class A office properties on Long Island encompassing approximately 577,000 square feet, a 400 acre parcel of land located in New Jersey and in a note receivable secured by a partnership interest in Omni partners, L.P., owner of a 575,000 square foot, Class A office property located in Uniondale, New York. In October 1997, the Operating Partnership entered into an agreement to invest $150 million in the Morris Companies, a New Jersey developer and owner of "Big Box" warehouse facilities. The Morris Companies' properties include 23 industrial buildings encompassing approximately 4.0 million square feet. In connection with the transaction the Morris Companies contributed 100% of their interests in certain industrial properties to Reckson Morris Operating Partnership, L.P. ("RMI") in exchange for operating partnership units in RMI. On January 6, 1998, the Operating Partnership acquired an approximate 70% controlling interest in RMI for approximately $65 million. In addition, at June 30, 1998, the Company had advanced approximately $17.7 million to the Morris Companies primarily to fund certain construction costs related to development properties to be contributed to RMI.

     During 1997, the Company formed Reckson Service Industries, Inc. ("RSI") and Reckson Strategic Venture Partners, LLC ("RSVP"). The Operating Partnership owned a 95% non voting common stock interest in RSI through June 10, 1998. RSI serves as the managing member of RSVP. RSI invests in operating companies that generally provides commercial services to properties owned by the Operating Partnership and its tenants and third parties. RSVP was formed to provide the Operating Partnership with a "research and development" vehicle to invest in alternative real estate sectors. RSVP invests primarily in real estate and real estate related operating companies generally outside of the Operating Partnership's core office and industrial focus. RSVP's strategy is to identify and acquire interests in established entrepreneurial enterprises with experienced management teams in market sectors which are in the early stages of their growth cycle or offer unique circumstances for attractive investments as well as a platform for future investments. The research and development vehicle enables the Operating Partnership to minimize its investment risks during the early stages of an investment. The vehicle permits the Operating Partnership to monitor the long-term potential for each investment. As later stage capital is required, the Operating Partnership will determine the prudence of additional investment and the potential for incorporating it as a core business line. Following the spin off of RSI the Company will make investments with RSVP on a joint venture basis. To facilitate investment by RSVP, the Operating Partnership has committed $100 million of initial capital. In addition, RSVP has obtained a $200 million preferred equity facility from Paine Webber Real Estate Securities ("PWRES") and a PWRES/George Soros sponsored fund. At June 30, 1998, the Operating Partnership had made loans to RSI and RSVP aggregating approximately $21.8 million and $7.6 million, respectively in connection with start up costs and certain initial investments.

     On June 11, 1998, the Operating Partnership distributed its 95% net non-voting common stock interest in RSI of approximately $3 million to its partners. Additionally, during June 1998, the Operating Partnership established a credit facility with RSI (the "RSI Facility") in the amount of $100 million for RSI's service sector operations and other general corporate purposes. The Operating Partnership also established a credit facility with RSI for the funding of investments of up to $100 million with or in RSVP (the "RSVP Facility").

     In July 1998, the Company announced the formation of a joint venture, Metropolitan Partners LLC, a Delaware limited liability company ("Metropolitan Partners"), controlled equally by the Operating Partnership and Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to a merger agreement, executed on July 9, 1998 and amended and restated on August 11, 1998 (the "Merger Agreement") between Metropolitan Partners, the Company and Crescent and Tower Realty Trust Inc., a Maryland corporation ("Tower"), Metropolitan Partners agreed, subject to the terms and conditions of the Merger Agreement, to purchase the common stock of Tower.

     Prior to the execution of the Merger Agreement, Metropolitan Partners identified certain tax issues regarding Tower's operations. Metropolitan Partners entered into the Merger Agreement only after Tower made detailed representations and warranties purporting to address these issues. In the course of due diligence, however, Metropolitan Partners, the Company and Crescent discovered that these representations and warranties may not be correct and discussed these concerns with Tower, specifically advising Tower that they were not terminating the Merger Agreement at that time. Metropolitan Partners, the Company and Crescent invited Tower to respond to these concerns. However, on November 2, 1998, Tower filed a compliant in the Supreme Court of the State of New York alleging Metropolitan Partners, the Company and Crescent willfully breached the Merger Agreement. Tower is seeking declaratory and other relief, including damages of not less than $75 million and specific performance by Metropolitan Partners, the Company and Crescent of their obligations under the Merger Agreement. Although management believes the Company has meritorious defenses to this action, there can be no assurance as to the impact of this action on the Company's operations and/or financial condition.

     The market capitalization of the Operating Partnership at June 30, 1998 was approximately $2.1 billion. The Operating Partnership's market capitalization is calculated based on the value of the Operating Partnership's common units (which, for this purpose, is assumed to be the same per unit as the value of a share of the Company's common stock) and the stated values of the Operating Partnership's preferred units and the $688.7 million (including its share of joint venture debt and net of minority partners' interest) of debt outstanding at June 30, 1998. As a result, the Operating Partnership's total debt to total market capitalization ratio at June 30, 1998 equaled approximately 32.4%.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997:

     The Operating Partnership's total revenues increased by $53.5 million or 79% for the six months ended June 30, 1998 as compared to the 1997 period. The growth in total revenues is substantially attributable to the Operating
Partnership's acquisition of 81 properties comprising approximately 10.6 million square feet. Property operating revenues, which include base rents and tenant escalations and reimbursements ("Property Operating Revenues")
increased by $51.3 million or 80% for the six months ended June 30, 1998 as compared to the 1997 period. The 1998 increase in Property Operating Revenues is comprised of $1.4 million attributable to increases in rental rates and changes in occupancies and $49.9 million attributable to acquisitions of properties. The remaining balance of the increase in total revenues in 1998 is primarily attributable to interest income on the Operating Partnership's investments in mortgage notes and notes receivable. The Operating Partnership's base rent was increased by the impact of the straight-line rent adjustment by $3.6 million for the six months ended June 30, 1998 as compared to $2.3 million for the 1997 period.

     Property operating expenses, real estate taxes and ground rents ("Property Expenses") increased by $17.2 million for the six months ended June 30, 1998 as compared to the 1997 period. These increases are primarily due to the acquisition of properties. Gross operating margins (defined as Property Operating Revenues less Property Expenses, taken as a percentage of Property Operating Revenues) for 1998 and 1997 were 65.5% and 64.7%, respectively. The increase in gross operating margins reflects increases realized in rental rates, the Operating Partnership's ability to realize certain operating efficiencies as a result of operating a larger portfolio of properties with a concentration of properties in office and industrial parks or in its established sub-markets and increased ownership of net leased properties including the impact of the RMI properties.

     Marketing, general and administrative expenses increased by $2.8 million for the six months ended June 30, 1998 as compared to the 1997 period. The increase is due to the increased costs of managing the acquisition properties, the costs of opening the Operating Partnership's Northern New Jersey division, costs associated with the management of the RMI assets, and the increase in corporate management and administrative costs associated with the growth of the Operating Partnership. Marketing, general and administrative expenses as a percentage of total revenues were 5.6% for the six months ended June 30, 1998 and 1997.

     Interest expense increased by $12.9 million for the six months ended June 30, 1998 as compared to the 1997 period. The increase is attributable to an increase in mortgage debt including the refinancing of the Omni in the amount of $58 million in August 1997, the assumption of approximately $14.8 million of mortgage indebtedness in connection with the Operating Partnership's investment in RMI, the assumption of approximately $45.1 million of mortgage indebtedness in connection with the Cappelli acquisition, increased cost attributable to an increased average balance on the Operating Partnership's credit facilities and interest on the Operating partnership's $150 million of senior unsecured notes. The weighted average balance outstanding on the Operating Partnership's credit facilities was $311.5 million for the six months ended June 30, 1998 as compared to $92.5 million for the 1997 period.

COMPARISONS FOR THE YEARS ENDED DECEMBER 31, 1997 TO 1996 AND DECEMBER 31, 1996 TO 1995:

     For discussion purposes, the results of operations for the year ended December 31, 1995 combine the operating results of the Predecessor (excluding results of properties not transferred to the Operating Partnership) for the period January 1, 1995 to June 2, 1995.

     The Operating Partnership's total revenues increased by $57.3 million or 60% from 1996 to 1997 and $36.7 million or 62% from 1995 to 1996. The growth in total revenues is substantially attributable to the Operating Partnership's acquisition of 46 properties comprising approximately 4.9 million square feet in 1997 and 29 properties comprising approximately 3.3 million square feet in 1996 and nine properties comprising approximately 900,000 square feet in 1995. Property Operating Revenues, increased by $51 million or 55% from 1996 to 1997 and by $35.6 million or 62% from 1995 to 1996. The 1997 increase in Property Operating Revenues is comprised of $2.1 million attributable to increases in rental rates and changes in occupancies and $48.9 million attributable to acquisitions of properties. The 1996 increase in Property Operating Revenues is comprised of $6.6 million attributable to increases in rental rates and changes in occupancies and $29 million attributable to acquisitions of properties. The remaining balance of the increase in total revenues in 1997 is primarily attributable to interest income on the Operating Partnership's investments in mortgage notes and notes receivable. The increase from 1996 to 1997 was offset by a decrease in the equity in earnings of service companies as a result of the management and construction companies focusing most of their resources on the Operating Partnership's core portfolio and redevelopment opportunities rather than third party services. The Operating Partnership base rent was increased by the impact of the straight-line rent adjustment by $4.5 million in 1997, $3.8 million in 1996 and $2.8 million in 1995.

     Property Expenses, increased by $16.8 million from 1996 to 1997 and by $12.9 million from 1995 to 1996. These increases are primarily due to the acquisition of properties. Gross operating margins for 1997, 1996 and 1995 were 64.7%, 63.4% and 63.2%, respectively. The increases in gross operating margins reflects increases realized in rental rates, the Operating Partnership's ability to realize certain operating efficiencies as a result of operating a larger portfolio of properties with concentrations of properties in office and industrial parks or in its established sub-markets, and to a lesser extent increased ownership of net leased properties.

     Marketing, general and administrative expenses were $8.0 million in 1997, $5.9 million in 1996 and $3.7 million in 1995. The increase in marketing, general and administrative expenses is due to the increased costs of managing the acquisition properties, the cost of opening and maintaining the Company's Westchester, Southern Connecticut and Northern New Jersey divisions and the increase in corporate management and administrative costs associated with the growth of the Company. Marketing, general and administrative expenses as a percentage of total revenues were 5.2% in 1997, 6.1% in 1996 and 6.3% in 1995.

     Interest expense was $21.6 million in 1997, $13.3 million in 1996 and $12.9 million in 1995. The increase of $8.3 million from 1996 to 1997 is attributable to an increase in mortgage debt including a $50 million mortgage note incurred in connection with the acquisition of Landmark Square in October 1996, the refinancing of Omni in the amount of $58 million in August 1997, increased interest cost attributable to an increased average balance on the
Operating Partnership's credit facilities and interest on the Operating Partnership's $150 million of senior unsecured notes (the "Senior Unsecured Notes"). The weighted average balance outstanding on the Operating Partnership's credit facilities was $103.2 million for 1997, $71.2 million for 1996 and $24.8 million for the period from June 3, 1995 to December 31, 1995.

     Included in amortization expense is amortized finance costs of $.80 million in 1997, $.53 million in 1996 and $.52 million for the period June 3, 1995 to December 31, 1995. The increase of $.27 million from 1996 to 1997 was the result of the amortization of financing costs associated with the Unsecured Credit Facility, the Landmark Square mortgage, the Omni refinanced mortgage and the Senior Unsecured Notes.

     Extraordinary items resulted in a $2.8 million loss in 1997, a $1.3 million loss in 1996 and a $6.0 million loss for the period June 3, 1995 to December 31, 1995. In 1997, the extraordinary items were attributable to the write off of certain deferred loan costs incurred in connection with the Company's secured credit facility which was terminated in April 1997. In 1996, the extraordinary item was attributable to the write-off of certain deferred loan costs incurred in connection with the secured credit facility which was substantially modified and restated in February 1996.

LIQUIDITY AND CAPITAL RESOURCES

SUMMARY OF CASH FLOWS

     Net cash provided by operating activities totaled $73.4 million in 1997, $40.9 million in 1996 and $19.0 million in 1995. Increases for each year were primarily attributable to the growth in cash flow provided by the acquisition of properties and to a lesser extent from interest income from mortgage notes and notes receivable.

     Net cash used by investing activities totaled $547 million in 1997, $273.7 million in 1996 and $79.0 million in 1995. Cash used in investing activities related primarily to investments in real estate properties including development costs and investments in mortgage notes and notes receivable.

     Net cash provided by financing activities totaled $482.9 million in 1997, $238.3 million in 1996 and $62.7 million in 1995. Cash provided by financing activities during 1997 and 1996 was primarily attributable to proceeds from general partner contributions and draws on the Company's credit facilities and additionally, in 1997, proceeds from the issuance of the Senior Unsecured Notes.

INVESTING ACTIVITIES

     During 1997, the Operating Partnership acquired (I) on Long Island, five office properties encompassing an aggregate of approximately 881,000 square feet for approximately $87.5 million and 15 industrial properties encompassing approximately 968,000 square feet for approximately $43.5 million; (ii) in Westchester, eight office properties encompassing approximately 830,000 square feet for approximately $109.4 million and three industrial properties encompassing approximately 163,000 square feet for approximately $8.0 million;
(iii) in Connecticut, one industrial property encompassing 452,000 square feet for approximately $27.0 million and (iv) in Northern New Jersey, five Class A office properties including Executive Hill Office Park encompassing approximately 496,000 square feet for approximately $56.9 million. Additionally, in New Jersey the Operating Partnership acquired eight office properties encompassing approximately 1.5 million square feet for $153 million and one industrial property encompassing approximately 128,000 square feet for $2.8 million. During 1997, the Operating Partnership invested $29 million in mortgage notes receivable encumbering one Class A office property, one industrial property and a 400 acre parcel of land. In addition, on March 13, 1997, the Operating Partnership loaned $17 million to its minority partner in Omni, its flagship Long Island office property, and effectively increased its economic interest in the property owning partnership.

FINANCING ACTIVITIES

     During June 1995, the Company contributed approximately $162 million in cash to the Operating Partnership in exchange for 7,438,000 units representing an approximate 73% general partnership interest. During 1996 and 1997 the Company contributed approximately $437 million in cash to the Operating Partnership in exchange for 22,421,200 additional units. Proceeds from the contributions were primarily used to repay borrowings under the credit facilities and to fund the purchase of commercial real estate properties.

     During the six months ended June 30, 1998, the Company contributed approximately $44.4 million in cash to the Operating Partnership in exchange for 1,884,896 units. Proceeds from the contributions were used to repay borrowings under the credit facilities.

     Additionally, during April 1998, the Company contributed approximately $221 million to the Operating Partnership in exchange for 9,200,000 Series A preferred units. The Series A preferred units have a liquidation preference of $25 per unit, a distribution rate of 7 5/8% and are convertible to the Operating Partnership's common units at a conversion rate of .8769 common units for each preferred unit. Net proceeds from the contribution were used to repay borrowings under credit facilities.

     On January 7, 1997, the Operating Partnership issued 101,902 units in connection with the acquisition of a 147,281 square foot office property located in Farmingdale, New York.

     During August 1997, the Operating Partnership refinanced approximately $43 million of mortgage debt on its Omni office property with a $58 million fixed rate mortgage loan. The loan which matures on September 1, 2007 has a fixed rate of 7.72%.

     On August 28, 1997, the Operating Partnership sold $150 million of 7.2% Senior Unsecured notes due August 2007. The net proceeds of the Senior
Unsecured notes were used to repay borrowings under the unsecured credit facilities and for the acquisitions of properties.

     During 1997, the Operating Partnership paid distributions of $1.54 per unit (representing distributions for five quarters).

     On January 6, 1998, the Operating Partnership issued 513,259 units in connection with the acquisition of one office property, located in Uniondale, New York.

     On April 21, 1998, the Operating Partnership issued 25,000 Series B preferred units at a stated value of $1,000 per unit and 11,518 Series C preferred units at a stated value of $1,000 per unit in connection with the acquisition of the Cappelli Portfolio. The Series B preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $32.51 for each preferred unit. The Series C preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $29.39 for each preferred unit.

     Additionally, on April 21, 1998, in connection with the acquisition of 155 Passaic Avenue in Fairfield, New Jersey, the Operating Partnership issued 1,979 units.

     On July 2, 1998, the Operating Partnership issued 6,000 Series D preferred units at a stated value of $1,000 per unit in connection with the acquisition of the remaining 50% interest in 360 Hamilton Avenue located in White Plains, New York. The Series D preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $29.12 for each preferred unit

     As of June 30, 1998, the Operating Partnership had a three-year $250 million unsecured credit facility from a bank group led by Chase Manhattan Bank and Union Bank of Switzerland (the "Unsecured Credit Facility"). The Operating Partnership's ability to borrow thereunder is subject to the satisfaction of certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In additional, borrowings under the Unsecured Credit Facility bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Operating Partnership's election) plus a spread ranging from 1.125% to 1.50%, based on the Operating Partnership's leverage ratio. The Operating Partnership utilizes the Unsecured Credit Facility primarily to finance the acquisitions of properties and other real estate investments, fund its development activities and for working capital purposes. At June 30, 1998, the Operating Partnership had availability under the Unsecured Credit Facility to borrow an additional $96.3 million (net of $7.7 million of outstanding undrawn letters of credit). In addition, the Operating Partnership obtained a $200 million unsecured credit facility (the "Bridge Facility") which matured on July 15, 1998. The Bridge Facility was provided by the two lead members of the Unsecured Credit Facility bank group and served as interim financing while the Operating Partnership seeked to expand the availability under the Unsecured Credit Facility. At June 30, 1998, the Operating Partnership had availability under the Bridge Facility to borrow an additional $47.75 million.

     On July 23, 1998, the Operating Partnership obtained a $500 million unsecured revolving credit facility (the "Credit Facility") with Chase Manhattan Bank, Union Bank of Switzerland and PNC Bank as co-managers of the credit facility bank group. This Credit Facility replaces both the Unsecured Credit and Bridge Facilities. Interest rates on borrowings under the Credit Facility will be priced off of LIBOR plus a sliding scale ranging from 112.5 basis points to 137.5 basis points based on the leverage ratio of the Operating Partnership. Upon the Operating Partnership receiving an investment grade rating on its senior unsecured debt by two rating agencies, the pricing is adjusted based off of LIBOR plus a scale ranging from 65 basis points to 90 basis points depending upon the rating.

     The Operating Partnership's indebtedness at June 30, 1998 totaled $668.7 million (including its share of joint venture debt and net of the minority partners' interests) and was comprised of $146 million outstanding under the Unsecured Credit Facility, $152.25 million outstanding under the Bridge Facility, $150 million of unsecured notes and approximately $220.45 million of mortgage indebtedness. Based on the Operating Partnership's total market capitalization of approximately $2.1 billion at June 30, 1998, (calculated based on the value of the Operating Partnership's common units (which, for this purpose, is assumed to be the same per unit as the value of a share of the Company's common stock), the stated value of the Operating Partnership's preferred units), the Operating partnership's debt represented approximately 32.4% of its total market capitalization.

     Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures of the Operating Partnership. In addition, construction, management, maintenance, leasing and property management fees have provided sources of cash flow. The Operating Partnership expects to meet its short-term liquidity requirements generally through its net cash provided by operating activities along with the Unsecured Credit Facility previously discussed. The Operating Partnership expects to meet certain of its financing requirements through long-term secured and unsecured borrowings and the issuance of debt securities and additional equity securities of the Operating Partnership. The Operating Partnership will refinance existing mortgage indebtedness or indebtedness under the Unsecured Credit Facility at maturity or retire such debt through the issuance of additional debt securities or additional equity securities. The Operating Partnership anticipates that the current balance of cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and equity offerings, will be adequate to meet the capital and liquidity requirements of the Operating Partnership in both the short-and long-term.

     At June 30, 1998, the Operating Partnership had three office buildings totaling approximately 712,000 square feet and four industrial buildings totaling approximately 442,000 square feet under construction whereby the Operating Partnership anticipates costs to complete of approximately $57.6 million.

INFLATION

     Certain office leases provide for fixed base rent increases or indexed escalations. In addition, certain office leases provide for separate escalations of real estate taxes and electric costs over a base amount. The industrial leases also generally provide for fixed base rent increases, direct pass through of certain operating expenses and separate real estate tax escalation over a base amount. The Operating Partnership believes that inflationary increases in expenses will generally be offset by contractual rent increases and expense escalations described above.

     The Unsecured Credit Facility bears interest at a variable rate, which will be influenced by changes in short-term interest rates, and is sensitive to inflation.

IMPACT OF YEAR 2000

     Some of the Operating Partnership's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities.

     The Operating Partnership has completed an assessment to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Currently, the entire property management system is year 2000 compliant and has been thoroughly tested. Since the Operating Partnership's accounting software is maintained and supported by a third party, the total year 2000 project cost is estimated to be minimal.

     The year 2000 project is estimated to be completed not later than July 31, 1999, which is prior to any anticipated impact on its operating systems. Additionally, the Operating Partnership has received assurances from its contractors that all of the Operating Partnership's building management and mechanical systems are currently year 2000 compliant or will be made compliant prior to any impact on those systems. However, the Operating Partnership cannot guarantee that all contractors will comply with their assurances and therefore, the Operating Partnership may not be able to determine year 2000 compliance of those contractors. At that time, the Operating Partnership will determine the extent to which the Operating Partnership will be able to replace non compliant contractors. The Operating Partnership believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on the operations of the Operating Partnership.

     The costs of the project and the date on which the Operating Partnership believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     If the Operating Partnership is not successful in implementing their year 2000 compliance plan, the Operating Partnership may suffer a material adverse impact on their consolidated results of operations and financial condition. Because of the importance of addressing the year 2000 issue, the Operating Partnership expects to develop contingency plans if they determine that the compliance plans will not be implemented by July 31, 1999.

FUNDS FROM OPERATIONS

     Management believes that funds from operations ("FFO") is an appropriate measure of performance of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income or loss, excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flow as a measure of liquidity. (See Selected Financial Data). In March 1995, NAREIT issued a "White Paper" analysis to address certain interpretive issues under its definition of FFO. The White Paper provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income to arrive at FFO.

     Since all companies and analysts do not calculate FFO in a similar fashion, the Operating Partnership's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

     The following table presents the Operating Partnerhip's FFO calculation (in thousands):


                                   Six Months Ended
                              -----------------------
                                                                 Year Ended
                                                               ---------------                   June 3,
                                                                                                 1995 to
                              June 30, 1998    June 30, 1997    December 31,   December 31,    December 31,
                                                                    1997          1996            1995
                              -------------    -------------   -------------   ------------    ------------
                              (unaudited)      (unaudited)

Income before extraordinary
   items....................  $ 24,610         $20,316          $44,789        $24,180         $10,317
Less:
   Extraordinary loss.......       ---           2,362            2,808          1,259           6,022
                              --------         -------          -------        --------        --------
Net Income..................    24,610          17,954           41,981          22,921          4,295
Adjustment for Funds From Operations
Add:
   Depreciation and
     Amortization...........    22,787          11,836           26,834          17,429          7,233
   Minority interests in
     consolidated
     partnership............     1,273             496              920             915            246
   Extraordinary loss.......      ---            2,362            2,808           1,259          6,022
Less:
   Gain on sale of property.      ---             ---               672            ---            ---
   Amount distributed to minority
     partners in consolidated
     partnerships............    1,799           1,191            2,252           1,586            606
                              --------          ------          -------         -------        -------
Funds From Operations (FFO).. $ 46,871       $  31,457          $69,619         $40,938        $17,190
                              ========       =========           =======        ======= -----  =======
Weighted average units
     outstanding ............   46,615          37,423           39,743          26,431         20,326
                              ========       =========           =======        =======        =======



                        REPORT OF INDEPENDENT AUDITORS

To the Partners
Reckson Operating Partnership, L. P.

     We have audited the accompanying consolidated balance sheets of Reckson Operating Partnership, L. P. (the "Operating Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital, and cash flows for the years then ended and for the period from June 3, 1995 (commencement of operations) to December 31, 1995 and the related combined statement of income, owners' (deficit) and cash flows for the period January 1, 1995 to June 2, 1995 of the Reckson Group. We have also audited the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reckson Operating Partnership, L. P. at December 31, 1997 and 1996, and the consolidated results of operations and cash flows for the years then ended and for the period June 3, 1995 (commencement of operations) to December 31, 1995 and the combined results of operations and cash flows for the period January 1, 1995 to June 2, 1995 of the Reckson Group in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                               ERNST & YOUNG LLP

New York, New York
February 13, 1998



                     RECKSON OPERATING PARTNERSHIP, L. P.
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)


                                                                                     June 30,             December 31,
                                                                                     ------------ -------------------------------
                                                                                           1998          1997           1996


                                                                                     ------------ -------------- ----------------

                                                                                     (unaudited)

ASSETS
Commercial real estate properties, at cost- (Notes 2, 3, 5, 7 and 8 )

   Land.........................................................................      $  191,847     $ 138,526        $ 45,259
   Buildings and improvements...................................................       1,245,715       818,229         457,403
Developments in progress:
   Land.........................................................................          16,503        29,309           5,637
   Development costs............................................................          81,299        25,164           8,469
Furniture, fixtures and equipment...............................................           4,831         4,054           2,736
                                                                                      ----------     ---------        --------
                                                                                       1,540,195     1,015,282         519,504
      Less accumulated depreciation.............................................        (132,399)     (111,068)        (88,602)
                                                                                      ----------     ---------        --------
                                                                                       1,407,796       904,214         430,902
Investments in real estate joint ventures.......................................          11,628         7,223           5,437
Investment in mortgage notes and notes receivable (Note 8)......................          84,674       104,509          51,837
Cash and cash equivalents (Note 12).............................................           2,821        21,676          12,321
Tenant receivables..............................................................           4,062         4,975           1,732
Affiliate receivables (Note 7)..................................................          56,171        18,090           3,826
Deferred rent receivable........................................................          19,098        14,973          12,573
Prepaid expenses and other assets (Note 7)......................................          15,467        13,705           6,225
Contract and land deposits and pre-acquisition costs............................           3,088         7,559           7,100
Deferred lease and loan costs, less accumulated amortization of $13,899,
$14,844 and $12,915 respectively................................................          19,537        16,181          11,438
                                                                                      -----------   ----------       ---------
   Total Assets.................................................................      $1,624,342    $1,113,105       $ 543,391
                                                                                      ===========   ==========       ==========
LIABILITIES

Mortgage notes payable (Note 2).................................................      $  236,776    $  180,023        $161,513
Credit facilities (Notes 3 and 12)..............................................         298,250       210,250         108,500
Senior unsecured notes ( Note 4)................................................         150,000       150,000             ---
Accrued expenses and other liabilities (Note 5).................................          36,053        30,799          15,867
Dividends and distributions payable.............................................          20,461           120           9,442
Affiliate payables (Note 7).....................................................           2,341         1,764           1,128
                                                                                      ----------    ----------        --------
   Total Liabilities............................................................         743,881       572,956         296,450
                                                                                      ----------    ----------        --------
Commitments and other comments (Notes 9, 10 and 12).............................             ---           ---             ---

Minority interest in consolidated partnership                                             35,685         7,697          10,264
                                                                                      ----------    ----------        --------
PARTNERS' CAPITAL (NOTE 6)

Preferred Capital, 9,236,518, -, and - units outstanding, respectively..........         257,318           ---             ---
General Partner's Capital, 39,991,745, 37,770,158 and 24,356,354 units
outstanding, respectively.......................................................         455,293       446,702         184,798
Limited Partners' Capital, 7,693,310, 7,218,688 and 6,763,010 units
outstanding respectively........................................................         132,165        85,750          51,879
                                                                                      ----------     ---------        --------
   Total Partners' Capital......................................................         844,776       532,452         236,677
                                                                                      ----------     ---------        --------
      Total Liabilities and Partners' Capital...................................    $  1,624,342   $ 1,113,105       $ 543,391
                                                                                    ============   ===========       =========



               (see accompanying notes to financial statements)


                      RECKSON OPERATING PARTNERSHIP, L. P.
                        CONSOLIDATED STATEMENTS OF INCOME
                                AND RECKSON GROUP
                          COMBINED STATEMENT OF INCOME
                        (IN THOUSANDS, EXCEPT UNIT DATA)



                                                                Reckson Operating Partnership, L. P.                  Reckson Group
                                  ----------------------------------------------------------------------------------- -------------

                                       for the six months ended         for the year ended
                                     -------------------------------    -------------------
                                                                                                     For the Period  For the Period
                                                                                                     June 3, 1995 to   January 1,
                                                                                                      December 31,    1995 to
                                  June 30, 1998 June 30, 1997  December 31, 1997  December 31, 1996    1995           June 2, 1995
                                  ------------- -------------- -----------------  -----------------  -------------   --------------
                                  (unaudited)    (unaudited)

REVENUES (Note 10):
Base rents......................    $102,571     $   57,751         $128,778        $82,150        $32,661           $16,413
Tenant escalations and
  reimbursements................      13,113          6,585           14,981         10,628          5,246             2,907
Construction revenues - net.....         ---            ---              ---            ---            ---               432
Management revenues.............         ---            ---              ---            ---            ---               589
Equity in earnings of service
  companies.....................         392            201               55          1,031            100               ---
Equity in earnings of real
  estate joint ventures.........         273            142              459            266            ---               ---
Interest income on mortgage notes
  and notes receivable..........       3,453          1,889            5,437            ---            ---               ---
Investment and other income
  (Note 8)......................       1,527          1,290            3,638          1,955            448               548
                                    --------      ---------         --------         ------         -------           ------
    Total Revenues...............    121,329         67,858          153,348         96,030         38,455            20,889
                                    --------      ---------         --------         ------         -------           ------
EXPENSES:
Property operating expenses.....      22,018         12,733           28,943         18,959          7,144             3,985
Real estate taxes...............      17,036          9,370           20,579         13,935          5,755             3,390
Ground rents....................         845            609            1,269          1,107            579               234
Marketing, general and
  administrative................       6,618          3,794            8,026          5,933          1,850             1,858
Interest........................      21,497          8,583           21,585         13,331          5,331             7,622
Depreciation and amortization...      23,264         11,957           27,237         17,670          7,233             3,606
                                     -------      ---------          -------         ------         ------            ------
Total Expenses..................      91,278         47,046          107,639         70,935         27,892            20,695
                                     -------      ---------          -------         ------         ------            ------

Income before distributions to
  preferred unit holders,
  minority interests and
  extraordinary items...........      30,051         20,812           45,709         25,095         10,563               194
Preferred unit distributions....     (4,168)            ---              ---            ---            ---               ---
Minority partners' interest in
  consolidated partnerships
  income........................     (1,273)          (496)            (920)          (915)          (246)               ---
                                     -------        --------          -------        -------        -------             -----
Income before extraordinary
 items..........................      24,610         20,316           44,789         24,180         10,317               194
Extraordinary items - (loss)
 on extinguishment
  of debts. (Notes 1 and 3).....        ---          (2,362)          (2,808)        (1,259)        (6,022)               ---
                                     -------      ----------          -------        -------        -------             ------
Net income available to common
  unit holders..................      24,610      $  17,954         $ 41,981       $ 22,921         $4,295               $194
                                     =======        =======           =======        =======        =======             ======

Net Income:
   General Partner.............   $   19,857      $   14,583       $   34,742   $     17,325     $    3,200
   Limited Partners'...........        4,753           3,371            7,239          5,596          1,095
                                  ----------       ---------        ---------        -------     ----------
Total...........................  $   24,610      $   17,954       $   41,981   $     22,921     $    4,295
                                  ==========      ==========       ==========   ============     ==========
Net income per common unit:
   General Partner..............  $      .51      $      .48           $ 1.06   $        .87     $      .22
   Limited Partners'............  $      .62      $      .48           $ 1.03   $        .86     $      .19

Weighted average common units
  outstanding:
   General Partner..............  38,914,000      30,455,000       32,727,000     19,928,000     14,678,000
   Limited Partners'............   7,701,000       6,968,000        7,016,000      6,503,000      5,648,000



                (see accompanying notes to financial statements)


                      RECKSON OPERATING PARTNERSHIP, L. P.
                   CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                                AND RECKSON GROUP
                     COMBINED STATEMENT OF OWNER'S (DEFICIT)
                                 (IN THOUSANDS)


                                                 General Partner's        Limited Partners'         Total
                                                      Capital                  Capital         Partners' Capital
                                                 -----------------        -----------------    -----------------

OWNERS' DEFICIT, DECEMBER 31, 1994.............  $     (73,492)            $          ---      $     (73,492)
Net income.....................................            194                        ---                194
Distributions..................................         (4,399)                       ---             (4,399)
Contributions..................................            119                        ---                119
Adjustment to unrealized gain on
   available-for-sale securities...............             95                        ---                 95
                                                 -----------------         ----------------    -------------

OWNERS' DEFICIT, JUNE 2, 1995..................        (77,483)                       ---            (77,483)
Deficit not contributed by the Owners of
   Reckson Group................................         7,776                        ---              7,776
Initial capital contribution June 2, 1995              162,011                        ---            162,011
Established of Minority Interests in the
   Operating Partnership .......................       (25,651)                      25,651              ---
Net Income.....................................          3,200                        1,095            4,295
Contributions..................................           ---                         3,237            3,237
Distributions..................................         (9,960)                      (3,835)         (13,795)
                                                ------------------         ----------------     ------------
BALANCE DECEMBER 31, 1995......................         59,893                       26,148           86,041

Net Income.....................................         17,325                        5,596           22,921
Contributions..................................        131,716                       27,881          159,597
Distributions..................................        (24,136)                     (7,746)          (31,882)
                                                ------------------         -----------------   -------------
BALANCE DECEMBER 31, 1996......................        184,798                      51,879           236,677

Net Income.....................................         34,742                       7,239            41,981
Contributions..................................        267,827                      35,339           303,166
Distributions..................................        (40,665)                     (8,707)          (49,372)
                                                ------------------         -----------------   -------------
BALANCE DECEMBER 31, 1997......................        446,702                      85,750           532,452

Net Income.....................................         19,857                       4,753            24,610
Contributions..................................        272,706                      47,561           320,267
Distributions..................................        (27,730)                     (5,899)          (33,629)
Contribution of a 1% interest in Reckson FS
  Limited Partnership..........................          1,076                         ---             1,076
                                                 -----------------         -----------------   -------------
BALANCE JUNE 30, 1998 (UNAUDITED)                $     712,611              $      132,165     $     844,776
                                                 =================         =================   =============



               (see accompanying notes to financial statements)

 Reckson Operating Partnership, L. P. Consolidated Statements of Cash Flows
                               and Reckson Group
                Combined Statement of Cash Flows (in thousands)


                                                                                                                     Reckson Group
                                                                                                                     -------------
                                                  Reckson Operating Partnership, L. P.
                                           ---------------------------------------------------------------------------
                                           For the six months ended        For the year ended
                                           -----------------------------   ------------------
                                                                                                       For the Period
                                                                                                       June 3, 1995  For the Period
                                                                                                             to     January 1, 1995
                                                                             December 31,  December 31,  December 31,     to
                                            June 30, 1998    June  30, 1997    1997          1996          1995       June 2, 1995
                                            ------------     -------------   ------------  ------------  -----------  ------------
                                             (unaudited)      (unaudited)


Net Income.................................    $  24,610     $      17,954    $ 41,981     $  22,921     $   4,295      $   194
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization...........       23,264            11,957      27,237        17,670         7,233        3,606
   Loss on extinguishment of debts.........          ---             2,362       2,808         1,259         6,022          ---
   Minority partners' interest in consolidated
   partnerships                                    1,273               496         920           915           246          ---
   Gain on sale of interest in Reckson Executive
   Centers,
LLC                                                   (9)             ---          ---          ---            ---          ---
   Gain on sales of property and securities....      (43)             ---         (672)         ---            ---         (134)
   Distribution from and share of net loss
     (income) from investments in
      partnerships.............................      217               191         408           191           ---         (303)
   Deferred rents receivable...................   (3,614)           (2,371)     (4,500)       (3,837)          ---          ---
   Equity in undistributed earnings of service
    companies..................................     (392)             (142)        (55)         (931)         (100)         ---
   Equity in earnings of real estate
     partnerships..............................     (273)             (201)        (459)        (266)          ---          ---
   Interest income on mortgage notes and notes
    receivable.................................     (316)             (374)      (2,392)        (870)          ---          ---
Changes in operating assets and liabilities:
   Escrow reserves.............................      115                34          ---          ---           ---          ---
   Prepaid expenses and other assets...........   (9,832)           (4,301)      (1,931)        (619)         (286)         417
   Tenant and affiliate receivables............      913              (561)      (1,183)        (256)       (2,438)         302
   Accrued expenses and other liabilities......    8,573             3,115       11,240        4,716         2,396       (2,463)
                                                  ------            ------       -------       ------       -------      -------
   Net cash provided by operating activities...   44,486            28,159       73,402       40,893        17,368        1,619
                                                  ------            ------       -------       ------       -------      -------
Cash Flows from Investing Activities:
   Increase in escrow reserves.................     (580)              ---          ---          ---           ---           ---
   Cash from contributed net assets............      ---               ---          ---          ---           629           ---
   Purchases of commercial real estate
     properties................................ (383,366)         (154,303)    (429,379)    (181,130)      (49,241)          ---
   Repayment of notes payable - affiliates.....      ---               ---          ---          ---        (6,000)          ---
   Cash paid in exchange for partnership net
     assets....................................      ---               ---          ---          ---       (16,075)          ---
   Investment in mortgage notes and notes
     receivable................................   20,097           (29,124)     (50,282)     (50,892)          ---           ---
   Increase in contract deposits and
     preacquisition costs......................    4,187              (275)      (1,303)      (6,668)         (810)          ---
   Additions to developments in progress.......  (43,330)          (16,617)     (40,367)      (8,427)       (2,567)          ---
   Additions to commercial real estate
     properties................................   (9,754)           (7,608)     (12,038)     (12,441)       (2,326)         (814)
   Payment of leasing costs....................   (3,768)           (3,194)      (5,417)      (5,028)       (1,672)         (125)
   Investment in securities....................      809               ---       (1,756)          ---          ---           ---
   Additions to furniture, fixtures and
     equipment.................................     (776)             (481)      (1,159)        (115)          (21)          (13)
   Investments in and advances to real estate
     joint ventures............................   (2,970)           (1,385)      (1,734)      (5,832)         (232)          ---
   Investment in service companies                    15                15       (4,241)      (3,170)          ---           ---
   Distributions from partnership investments..      ---               ---          ---          ---           ---           115
   Contributions to partnership investments....      ---               ---          ---          ---           ---          (244)
   Proceeds from sales of properties and
     securities................................      ---               ---          725          ---           ---           371
                                                  -------             ------      ------       -------        ------         ----
   Net cash (used in) investing activities..... (419,436)         (212,972)    (546,951)    (273,703)       (78,315)        (710)
                                                 --------         ----------    --------     ---------       -------         -----
Cash Flows from Financing Activities:
   Proceeds from borrowings....................      ---                ---          ---      54,402         40,779        14,004
   Principal payments on borrowings............   (3,118)             (653)      (1,624)        (380)      (151,230)      (13,088)
   Proceeds from issuance of bonds, net of bond
     issuance costs............................      ---                ---     147,420          ---            ---           ---
   Proceeds from mortgage refinancing, net of
     refinancing costs.........................      ---                ---       20,134          ---           ---           ---
   Payment of loan costs and prepayment
     penalties.................................       (69)            (2,807)      (2,403)      (2,525)       (9,138)        (268)
   Advances to affiliates......................   (26,220)            (1,803)     (20,182)      (2,952)          383       (1,060)
   Proceeds from credit facilities.............    180,996           126,500      421,000      144,500        40,000           ---
   Principal payments on credit facilities.....    (94,000)         (122,000)    (319,250)     (76,000)          ---           ---
   Contributions...............................    314,315           212,117      299,991      145,317       151,427           ---
   Distributions ..............................    (14,498)          (18,657)    (53,327)      (22,546)       (3,835)          ---
   Distributions to minority partners in
     operating partnerships....................     (1,311)             (602)     (8,855)       (1,492)         (633)           ---
   Deferred offering costs.....................       ---              ---          ---          ---             ---         (400)
   Distributions to Predecessor Owners.........       ---              ---          ---          ---             ---       (4,280)
                                                  ---------           --------    --------     --------       -------      -------
Net cash provided by (used in) financing
     activities................................     356,095          192,095      482,904      238,324        67,753       (5,092)
                                                  ---------          ---------    --------     --------       -------      -------
Net increase (decrease) in cash and cash
     equivalents...............................     (18,855)           7,282        9,355        5,514         6,806       (4,183)
Cash and cash equivalents at beginning of
     period....................................      21,676           12,321       12,321        6,807             1        7,041
                                                  ----------          --------    --------     --------      --------      -------
Cash and cash equivalents at end of period.....      $2,821         $ 19,603      $21,676      $12,321        $6,807       $2,858
                                                  ==========          ========    ========     ========       ========     =======
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the period for interest....     $17,869           $9,956      $20,246      $13,261        $4,700       $8,600
                                                  ==========          ========    ========     ========       ========     =======

               (see accompanying notes to financial statements)


                     Reckson Operating Partnership, L. P.
                                      and
                                 Reckson Group
                  Notes to Consolidated Financial Statements

1.       Description of Business and Significant Accounting Policies

Description of Business

     Reckson Operating Partnership, L. P. (the "Operating Partnership") and the Reckson Group (the "Predecessor") are engaged in the ownership, management, operation, leasing and development of commercial real estate properties, principally office and industrial buildings and also own certain undeveloped land (collectively, the "Properties") located in the New York City tri-state area.

Organization and Formation of the Operating Partnership

     The Operating Partnership commenced operations on June 2, 1995 and is the successor to the operations of the Reckson Group. The sole general partner in the Operating Partnership, Reckson Associates Realty Corp. (the "Company") is a self administered and self managed Real Estate Investment Trust ("REIT"). During June, 1995, the Company contributed approximately $162 million in cash to the Operating Partnership in exchange for an approximate 73% general partnership interest.

     The Operating Partnership executed various option and purchase agreements whereby it issued 2,758,960 units in the Operating Partnership ("Units") to the continuing investors and assumed approximately $163 million (net of the Omni mortgages) of indebtedness in exchange for interests in certain property partnerships, fee simple and leasehold interests in properties and development land, certain business assets of the executive center entities and 100% of the non-voting preferred stock of the management and construction companies.

     As of June 30, 1998, the Operating Partnership owned and operated 69 office properties comprising approximately 9.6 million square feet, 120 industrial properties comprising approximately 9.8 million square feet and two retail properties comprising approximately 20,000 square feet, located in the New York "Tri-State" area. In addition, the Operating Partnership owned or had contracted to acquire approximately 914 acres of land (including 400 acres under option) in 19 separate parcels of which the Operating Partnership can develop 1.9 million square feet of industrial space and 6.8 million square feet of office space. The Operating Partnership also has invested approximately $47.3 million in certain mortgage notes encumbering four Class A office properties encompassing approximately 577,000 square feet and a 400 acre parcel of land and in a note receivable secured by a partnership interest in Omni Partners, L.P., owner of the Omni, a 575,000 Class A office property located in Uniondale, New York (unaudited).

     During 1997, the Company formed Reckson Service Industries, Inc. ("RSI") and Reckson Strategic Venture Partners, LLC ("RSVP"). The Operating Partnership owned a 95% nonvoting common stock interest in RSI through June 10, 1998. RSI serves as the managing member of RSVP. RSI invests in operating companies that generally will provide commercial services to properties owned by the Operating Partnership and its tenants and third parties. RSVP was formed to provide the Operating Partnership with a research and development vehicle to invest in alternative real estate sectors. RSVP invests primarily in real estate and real estate related operating companies generally outside of the Operating Partnership's core office and industrial focus. RSVP's strategy is to identify and acquire interests in established entrepreneurial enterprises with experienced management teams in market sectors which are in the early stages of their growth cycle or offer unique circumstances for attractive investments as well as a platform for future growth. At December 31, 1997, the Operating Partnership had made investments in or loans to RSI and RSVP aggregating approximately $4.3 million and $7.4 million, respectively in connection with start up costs and certain initial investments. Such amounts have been included in other assets on the accompanying balance sheet.

     On June 11, 1998, the Operating Partnership distributed its 95% net non voting common stock interest in RSI of approximately $3 million to its partners. At June 30, 1998, the Operating Partnership had made loans to RSI and RSVP aggregating approximately $21.8 million and $7.6 million, respectively in connection with start up costs and certain initial investments. Such amounts have been included in investments in and advances to affiliates on the accompanying balance sheet. Subsequent to June 30, 1998, RSI and RSVP repaid approximately $13 million and $6.8 million, respectively of loans to the Operating Partnership (unaudited).

     At June 30, 1998, the Operating Partnership had made loans to RSI and RSVP aggregating approximately $21.8 million and $7.6 million, respectively in connection with start up costs and certain initial investments. Such amounts have been included in investments in and advances to affiliates on the accompanying balance sheet. Subsequent to June 30, 1998, RSI and RSVP repaid approximately $13 million and $6.8 million, respectively of loans to the Operating Partnership. (unaudited).

     In October 1997, the Operating Partnership entered into an agreement to invest $150 million in the Morris Companies, a New Jersey developer and owner of "Big Box" warehouse facilities. The Morris Companies' properties include 23 industrial buildings encompassing approximately 4.0 million square feet. The Operating Partnership has invested approximately $72 million for an approximate 73% controlling interest in Reckson Morris Operating Partnership, L.P. ("RMI"). In connection with the transaction the Morris Companies contributed 100% of their interests in certain industrial properties to RMI in exchange for operating partnership units in RMI.

Basis of Presentation and Summary of Significant Accounting Policies

     The   accompanying   consolidated   financial   statements   include  the
consolidated   financial  position  of  the  Operating   Partnership  and  its
subsidiaries. The Operating Partnership's investment in RMI is reflected in the accompanying financial statements on a consolidated basis with a reduction for minority partner interest. The operating results of the service businesses currently conducted by Reckson Management Group, Inc., and Reckson Construction Group, Inc., are reflected in the accompanying financial statements on the equity method of accounting. The operating results of Reckson Executive Centers, L.L.C., ("REC"), a service business of the Operating Partnership were reflected in the accompanying financial statements on the equity method of accounting through March 31, 1998. On April 1, 1998, the Operating Partnership sold its 9.9% interest in REC to RSI for $200,000 (unaudited). Additionally, the operating results of RSI, were reflected in the accompanying financial statements on the equity method of accounting through June 10, 1998. On June 11, 1998 the Operating Partnership distributed its 95% net non voting common stock interest in RSI to its partners (unaudited). The Operating Partnership also invests in real estate joint ventures where it may own less than a controlling interest, such investments are also reflected in the accompanying financial statements on the equity method of accounting. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     The accompanying Interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited financial statements as of June 30, 1998 and for the six month periods ended June 30, 1998 and 1997 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein.

     During 1997 the Financial Accounting Standards Board ("FASB") issued statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for fiscal years beginning after December 15, 1997. SFAS 130 established standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The
adoption  of  this   standard  will  not  have  an  impact  on  the  Operating
Partnership's financial position or results of operations. Additionally, in June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of this standard will not have an impact on the Operating Partnership's financial position or results of operations.

     The  following  table  presents  the  minority   partners'   interest  in
consolidated partnerships income:

                                                     December 31,
                                           -----------------------------
                  June 30,   1998          1997         1996              1995
                  ----------------       -------       -------           ------
                    (unaudited)
Omni Partners, L. P.        40%             40%           40%              40%
Reckson Morris Operating
 Partnership, L. P. (1)     27%             ---           --               ---
Reckson FS Limited
  Partnership               ---              1%            1%               1%

--------
    (1) Approximate

     The Reckson Group was not a legal entity but rather a combination of partnerships, an "S" corporation and affiliated real estate management and construction corporations which were under the common control of Reckson Associates (a general partnership) and affiliated entities. All significant intercompany transactions and balances were eliminated in combination. The Reckson Group used the equity method of accounting for investments in less than 50% owned entities and majority owned entities where control was temporary.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate

     Depreciation is computed utilizing the straight-line method over the estimated useful lives of ten to thirty years for buildings and improvements and five to ten years for furniture, fixtures and equipment. Tenant improvements, which are included in buildings and improvements, are amortized on a straight-line basis over the term of the related leases.

Cash Equivalents

     The Operating Partnership considers highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents.

Deferred Costs

     Lease fees and loan costs are capitalized and amortized over the life of the related lease or loan.

Income Taxes

     No  provision  has  been  made  for  income  taxes  in  the  accompanying
consolidated   financial   statements  since  such  taxes,  if  any,  are  the
responsibility of the individual partners.

Revenue Recognition

     Minimum rental income is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due are included in deferred rents receivable on the accompanying balance sheets. Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheets. Certain lease agreements provide for reimbursement of real estate taxes, insurance, common area maintenance costs and indexed rental increases, which are recorded on an accrual basis.

     The Operating Partnership records interest income on investments in mortgage notes and notes receivable on an accrual basis of accounting. The Operating Partnership does not accrue interest on impaired loans where, in the judgment of management, collection of interest according to the contractual terms is considered doubtful. Among the factors the Operating Partnership considers in making an evaluation of the collectibility of interest are, the status of the loan, the value of the underlying collateral, the financial condition of the borrower and anticipated future events. Loan discounts are amortized over the life of the real estate using the constant interest method.

Net Income Per Common Partnership Unit

     Net income per common partnership unit is determined by allocating net income after preferred distributions to the general and limited partners' based on their weighted average common partnership units outstanding during the respective periods presented.

Distributions to Preferred Unit Holders

     Preferred unit holders are entitled to distributions based on the stated rates of return (subject to adjustment) for the units.

Capitalized Interest

     Interest incurred on borrowings used to fund the property development and construction are capitalized as developments in progress and allocated to the individual property costs once construction is completed

Construction Operations

     Construction operations are accounted for utilizing the completed contract method. Under this method, costs and related billings are deferred until the contract is substantially complete. Estimated losses on uncompleted contracts are recorded in the period that management determines that a loss may be incurred.

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   Mortgage Notes Payable

     At December 31, 1997, there are thirteen mortgage notes payable with an aggregate outstanding principal amount of approximately $180 million.
Properties with an aggregate carrying value at December 31, 1997 of approximately $225 million are pledged as collateral against the mortgage notes payable. In addition, $59.2 million of the $180 million are recourse to the Operating Partnership. The mortgage notes bear interest at rates ranging from 6.82% to 9.25%, and mature between 1999 and 2012. The weighted average interest rate on the outstanding mortgage notes payable at December 31, 1997 is 7.71%. Certain of the mortgage notes payable are guaranteed by certain minority partners in the Operating Partnership.

     Scheduled principal repayments during the next five years and thereafter are as follows (in thousands):


          Year Ended December 31,
          --------------------------
          1998..............................                        $2,327
          1999..............................                         2,368
          2000..............................                        33,788
          2001..............................                         2,336
          2002..............................                        26,978
          Thereafter........................                       112,226
                                                                 ----------
                                                                  $180,023
                                                                 =========

     On April 21,1998, in connection with the acquisitions of the Capelli portfolio, the Operating Partnership assumed approximately $45.1 million of mortgage indebtedness which bear interest at rates ranging from 8.5% to 9.25% and which encumber two properties (unaudited).

     On May 21, 1998, the Company satisfied the mortgage note encumbering one property in the amount of approximately $1.9 million (unaudited).

     As of June 30, 1998, the Company had approximately $237 million of fixed rate mortgage notes which mature at various times between 1999 and 2012. The notes are secured by 21 properties and have a weighted average interest rate of 7.91% (unaudited).

3.   Credit Facilities

     As of December 31, 1997, the Operating Partnership had a three-year $250 million unsecured credit facility from Chase Manhattan Bank and Union Bank of Switzerland (the "Unsecured Credit Facility"). The Operating Partnership's ability to borrow thereunder was subject to the satisfaction of certain customary financial covenants. In addition, borrowings under the Unsecured Credit Facility bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Operating Partnership's election) plus a spread ranging from 1.125% to 1.5% based on the Operating Partnership's leverage ratio.

     In addition, the Operating Partnership obtained a $200 million unsecured credit facility (the "Bridge Facility") which matured on July 15, 1998. The Bridge Facility was provided by the two lead members of the Unsecured Credit Facility bank group and served as interim financing while the Operating Partnership seeked to expand the availability under the Unsecured Credit Facility (unaudited).

     On July 23, 1998, the Operating Partnership obtained a three year $500 million unsecured revolving credit facility (the "Credit Facility") with Chase Manhattan Bank, Union Bank of Switzerland and PNC Bank as co-managers of the credit facility bank group. This Credit Facility replaces both the Unsecured Credit and Bridge Facilities. Interest rates on borrowings under the Credit Facility will be priced off of LIBOR plus a sliding scale ranging from 112.5 basis points to 137.5 basis points based on the leverage ratio of the Operating Partnership. Upon the Operating Partnership receiving an investment grade rating on its senior unsecured debt by two rating agencies, the pricing is adjusted based off of LIBOR plus a scale ranging from 65 basis points to 90 basis points depending upon the rating (unaudited).

     The  Operating  Partnership   capitalized  interest  incurred  on  credit
facility borrowings to fund certain development costs in the amount of $2,351,201 and $800,434 for the years ended December 31, 1997 and 1996, respectively.

     For the six months ended June 30, 1998 and 1997, the Operating Partnership capitalized interest incurred on credit facility borrowings to find certain development costs in the amount of approximately $1.8 million and $.9 million, respectively (unaudited).

4.  Senior Unsecured Notes

     On August 28, 1997, the Operating Partnership sold $150 million of 10-year senior unsecured notes in a privately placed transaction. The senior unsecured notes were priced at par with interest at 110 basis points over the 10- year treasury note for an all in coupon of 7.2%. Interest is payable semiannually with principal and unpaid interest due on August 28, 2007.

5.   Land Leases

     The Operating Partnership leases, pursuant to noncancellable operating leases, the land on which seven of its buildings were constructed. The leases, which contain renewal options, expire between 2018 and 2080. The leases contain provisions for scheduled increases in the minimum rent and one of the leases additionally provides for adjustments to rent based upon the fair market value of the underlying land at specified intervals. Minimum ground rent is recognized on a straight-line basis over the terms of the leases. The excess of amounts recognized over amounts contractually due is $1,948,000 and $1,676,000 at December 31, 1997 and 1996, respectively. These amounts are included in accrued expenses and other liabilities on the accompanying balance sheets. Future minimum lease commitments relating to the land leases as of December 31, 1997 are as follows (in thousands):


1998.................................................                $1,093
1999.................................................                 1,202
2000.................................................                 1,203
2001.................................................                 1,212
2002.................................................                 1,212
Thereafter...........................................                42,114
                                                                 ----------
                                                                    $48,036
                                                                 ==========

     The excess of amounts recognized over amounts contractually due at June 30, 1998 is approximately $2,127,000 (unaudited).

6.   Partners' Capital

     The Operating Partnership made loans to certain senior officers to purchase units at market prices ranging from $12.13 per unit to $21.94 per unit. The loans bear interest at rates ranging between 8% to 8.5% and are secured by the units purchased. Such loans will be forgiven ratably at each anniversary of employment over a four to five year period. The loan balances of $240,400 (unaudited), $325,500 and $250,000 at June 30, 1998, December 31,
1997 and 1996, respectively have been included as a reduction of the general partner's capital on the accompanying consolidated balance sheets.

     On April 21, 1998, the Operating Partnership issued 25,000 Series B preferred units of limited partnership interest at a stated value of $1,000 per unit and 11,518 Series C preferred units of limited partnership interest at a stated valued of $1,000 per unit in connection with the acquisition of the Cappelli portfolio. The Series B preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $32.51 for each preferred unit. The Series C preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $29.39 for each preferred unit (unaudited).

     During the six months ended June 30, 1998, the Operating Partnership issued 1,884,896 units of general partnership interest to the Company in exchange for approximately $44.4 million. The proceeds were used to repay borrowings under the credit facilities (unaudited).

     Additionally, during the six months ended June 30, 1998, the Operating Partnership issued 9,200,000 Series A preferred units of general partnership interest to the Company in exchange for approximately $221 million. The Series A preferred units have a liquidation preference of $25 per unit, a distribution rate of 7 5/8 % and are convertible to common units at a conversion rate of .8769 common units for each preferred unit (unaudited).

     On July 2, 1998, the Operating Partnership issued 6,000 Series D preferred units of limited partnership interest at a stated value of $1,000 per unit in connection wit the acquisition of the remaining 50% interest in 360 Hamilton Avenue located in White Plains, New York. The Series D preferred units have a current distribution rate of 6.25% and are convertible to common units at a conversion price of approximately $29.12 for each preferred unit (unaudited).

7.   Related Party Transactions

     The Operating Partnership, through its subsidiaries and affiliates, provides management, leasing and other tenant related services to the
Properties. Certain executive officers of the Company have continuing ownership interests in the unconsolidated service companies.

     The Operating Partnership in connection with its formation, was granted options, exercisable over a 10 year period to acquire six properties owned by the Predecessor (the "Reckson Option Properties") and four properties in which the Predecessor owns a non-controlling minority interest (the "Other Option Properties" and, together with the Reckson Option Properties, the "Option Properties") at a purchase price equal to the lesser of (I) a fixed purchase price and (ii) the Net Operating Income, as defined, attributable to such Option Property during the 12 month period preceding the exercise of the option divided by a capitalization rate of 11.5%, but the purchase price shall in no case be less than the outstanding balance of the mortgage debt encumbering the Option Property on the acquisition date.

     During 1996, the Operating Partnership acquired three of the Reckson Option Properties for an aggregate purchase price of approximately $26 million. In connection with the purchase of such Option Properties the Operating Partnership issued 271,228 common units at prices ranging from $16.38 per unit to $18.50 per unit as partial consideration in the transactions. Such units were issued to certain members of management and entities whose partners included members of management.

     During 1997, the Operating Partnership acquired one of the Reckson Option Properties for a purchase price of approximately $9 million. In connection with the purchase, the Operating Partnership issued 203,804 common units at a price of $21 per unit as partial consideration in the transaction. Such units were issued to certain members of management and entities whose partners include members of management.

     The Operating Partnership made construction loan advances to fund certain redevelopment and leasing costs relating to one of the Other Option Properties. At December 31, 1997 and 1996, advances due the Operating Partnership were approximately $4,200,000 and $2,940,000, respectively. Such amounts bear interest at the rate of 11% per annum and are due on demand. In January 1998, the outstanding advances including accrued and unpaid interest was repaid in full.

     At December 31, 1997, the Operating Partnership had made investments in or loans to RSI and RSVP aggregating approximately $4.3 million and $7.4 million, respectively in connection with start up costs and certain initial investments. Such amounts have been included in other assets on the accompanying balance sheet.

     On March 23, 1998, the Company sold approximately $5.9 million of common stock to RSI at the market closing price of $25 per share. The Operating Partnership loaned RSI the $5.9 million to execute this transaction. Such amount was repaid to the Operating Partnership by RSI subsequent to June 30, 1998 (unaudited).

     On June 11, 1998, the Operating Partnership distributed its 95% net non voting common stock interest in RSI of approximately $3 million to its partners. Additionally, during June 1998, the Operating Partnership established a credit facility with RSI (the "RSI Facility") in the amount of $100 million for RSI's service sector operations and other general corporate purposes. The Operating Partnership also established a credit facility with RSI for the funding of investments of up to $100 million with or in RSVP (the "RSVP Facility") (unaudited).

8.  Commercial Real Estate Investments

     During the period from June 3, 1995 to December 31, 1996 the Operating Partnership acquired 22 office properties encompassing approximately 2.8 million square feet and 16 industrial properties encompassing approximately
1.4 million square feet for an aggregate purchase price of approximately $273 million.

     During 1997, the Operating Partnership acquired five office properties encompassing approximately 881,000 square feet and 15 industrial properties encompassing approximately 968,000 square feet on Long Island for an aggregate purchase price of approximately $131 million.

     During 1997, the Operating Partnership acquired eight office properties encompassing approximately 830,000 square feet and three industrial properties encompassing approximately 163,000 square feet in Westchester for an aggregate purchase price of approximately $117 million. In addition, the Operating Partnership acquired approximately 32 acres of land located in Westchester for a purchase price of approximately $8 million.

     During 1997, the Operating Partnership acquired one industrial property encompassing approximately 452,000 square feet in Connecticut for a purchase price of approximately $27 million.

     During 1997, the Operating Partnership acquired 13 office properties encompassing approximately 1.5 million square feet and one industrial property encompassing approximately 128,000 square feet in New Jersey for an aggregate purchase price of approximately $156 million. In addition, the Operating Partnership acquired approximately 303 acres of land located in New Jersey for an aggregate purchase price of approximately $16.2 million.

     In October 1997, the Operating Partnership entered into an agreement to invest $150 million in the Morris Companies, a New Jersey developer and owner of "Big Box" warehouse facilities. The Morris Companies' properties include twenty three industrial buildings encompassing approximately 4.0 million square feet. In connection with the transaction the Morris Companies contributed 100% of their interests in certain industrial properties to RMI in exchange for Operating Partnership units in RMI. On January 6, 1998, the Operating Partnership acquired an approximate 70% controlling interest in RMI for approximately $65 million. In addition, at December 31, 1997, the Operating Partnership had advanced approximately $12 million to the Morris Companies primarily to fund certain construction costs related to development properties to be contributed to RMI.

     In October 1997, the Operating Partnership sold 671 Old Willets Path in Hauppauge, New York for approximately $725,000 and recorded a gain on the sale of $672,000.

     During January, 1998, the Operating Partnership acquired two office properties and five industrial properties encompassing 325,000 and 775,000 square feet, respectively for aggregate purchase prices of approximately $27.6 million and $32.1 million, respectively. In addition, the Operating Partnership acquired approximately 99 acres of land for approximately $3.39 million which allows for approximately 730,000 square feet of development opportunities. These acquisitions were financed with proceeds from the credit facilities and the issuance of 513,259 common units (unaudited).

     During February 1998, the Operating Partnership acquired approximately 25 acres of land and a vacant 165,000 square foot building for approximately $3.43 million. The Operating Partnership is currently repositioning these properties which will allow for approximately 483,000 square feet of future development opportunities (unaudited).

     Additionally, on February 6, 1998 the Operating Partnership completed its acquisition of a 351,000 square foot office building located in Lake Success, New York for approximately $9.3 million. The Operating Partnership had previously acquired an approximate 68% first mortgage interest in the property for approximately $25.7 million for a total acquisition of $35 million. The acquisition was financed with proceeds from a draw under the credit facilities (unaudited).

     On March 20, 1998, the Operating Partnership acquired a 250,000 square foot office building located in Short Hills, New Jersey for approximately $67 million. The acquisition was financed with proceeds from a draw under the credit facilities (unaudited).

     On April 3, 1998, the Operating Partnership completed its acquisition of approximately 33.6 acres of vacant land located in Huntington Township, New York, which allows for approximately 495,000 square feet of future development opportunities for approximately $8.5 million (of which $6.4 million had been previously paid) (unaudited).

     On April 21, 1998, the Operating Partnership acquired a portfolio of six office properties encompassing approximately 980,000 square feet in Westchester County, New York from Cappelli Enterprises and affiliated entities ("Cappelli") for a purchase price of approximately $173 million. The Cappelli acquisition includes a five building, 850,000 square foot Class A office park in Valhalla and Court House Square, a 130,000 square foot Class A office building located in White Plains. The Operating Partnership also obtained an option from Cappelli to acquire the remaining 50% interest in 360 Hamilton Avenue, a 365,000 square foot vacant office tower in downtown White Plains for $10 million of which $4 million was paid at closing of the portfolio acquisition. In addition, the Operating Partnership received an option from Cappelli to acquire the remaining development parcels within the Valhalla office park on which up to 875,000 square feet of office space can be developed. During April 1998, the Company made mortgage loans to Cappelli totaling $18 million which are secured by the development parcels. The loans bear interest at 10% per annum and mature on April 14, 1999. Such amounts have been included in investments in mortgage notes and notes receivable on the accompanying balance sheet. This acquisition was financed in part through proceeds from a draw under the credit facilities, the issuance of 36,518 preferred units, and the assumption of approximately $45.1 million of mortgage debt. On July 2, 1998, Cappelli exercised his option to sell the remaining 50% interest in 360 Hamilton Avenue located in downtown White Plains, New York to the Operating Partnership for $10 million (of which $4 million had been previously paid) plus the return of his capital contributions of approximately $1.5 million. As a result, the Operating Partnership now owns 100% of the property. The acquisition was financed in part through proceeds from a draw under the credit facilities, the issuance of 6,000 preferred units, and the assumption of approximately $2 million of additional mortgage debt (unaudited).

     Additionally, on April 21, 1998, the Operating Partnership acquired a 84,500 square foot office building located in Fairfield, New Jersey for $3.4 million. The acquisition was financed in part with proceeds from a draw under the credit facilities and the issuance of 1,979 common units (unaudited).

     On May 1, 1998, the Operating Partnership leased a 120,000 square foot office building located in Hicksville, New York. The lease which expires in the year 2018 requires fixed monthly rental payments subject to annual increases and for the pass through to the Company of all operating expenses and real estate taxes relating to the property (unaudited).

     On June 19, 1998, the Operating Partnership acquired a 210,000 square foot industrial property located in West Caldwell, New Jersey for $9.4 million. The acquisition was financed with proceeds from a draw under the credit facilities (unaudited).

     On June 24, 1998, the Operating Partnership acquired approximately 19.3 acres of land located in Melville, New York for approximately $5.5 million. The Operating Partnership has entered into contract negotiations to sell this parcel during the fourth calendar quarter of 1998. The acquisition was financed with proceeds from a draw under the credit facilities (unaudited).

     On July 1, 1998, the Operating Partnership acquired Stamford Towers located in Stamford, Connecticut for approximately $61.3 million. Stamford Towers is a Class A office complex consisting of two eleven story towers totaling approximately 325,000 square feet (unaudited).

     During July, 1998, RMI purchased two industrial properties encompassing approximately 426,000 square feet for approximately $24.75 million. These
acquisitions   were  financed  through  draws  under  the  credit   facilities
(unaudited).

     In addition, the Operating Partnership has invested approximately $72.5 million in certain mortgage indebtedness encumbering five Class A office buildings located on Long Island encompassing approximately 927,000 square feet, a 400 acre parcel of land located in New Jersey and, a 586,000 square foot industrial property in New Jersey. In addition, on March 13, 1997 the Operating Partnership loaned approximately $17 million to its minority partner in Omni, its flagship Long Island office property, and effectively increased its economic interest in the property owning partnership.

9.   Fair Value of Financial Instruments

     The following disclosures of estimated fair value at December 31, 1997 and 1996 were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

     Cash equivalents and variable rate debt are carried at amounts which reasonably approximate their fair values.

     Mortgage notes payable have an estimated aggregate fair value which approximates its carrying value. Estimated fair value is based on interest rates currently available to the Operating Partnership for issuance of debt with similar terms and remaining maturities.

10.  Rental Income

     The Properties are being leased to tenants under operating leases. The minimum rental amount due under certain leases are generally either subject to scheduled fixed increases or indexed escalations. In addition, the leases generally also require that the tenants reimburse the Operating Partnership for increases in certain operating costs and real estate taxes above base year costs.

     Included in base rents and tenant escalations and reimbursements in the accompanying statements of operations are amounts from Reckson Executive Centers, LLC, an equity investee, as follows (in thousands):

                                                                    Tenant
                                                               Escalations and
For the Periods                                Base Rents      Reimbursements
---------------                                ----------      --------------
Six months ended June 30, 1998 (unaudited).      $1,263             $277
Year ended December 31, 1997...............      $2,154             $441
Year ended December 31, 1996...............      $1,898             $417
June 3, 1995 to December 31, 1995..........      $1,095             $100
January 1, 1995 to June 2, 1995............        $675              $48

     Expected future minimum rents to be received over the next five years and thereafter from leases in effect at December 31, 1997 are as follows (in thousands):

                                 Reckson Executive
                                  Centers, LLC       Other Tenants      Total
                                 -----------------   -------------      -----
1998...............                  $2,561             $156,909      $159,470
1999...............                   2,634              147,473       150,107
2000...............                   1,549              133,814       135,363
2001...............                     787              109,767       110,554
2002...............                     820               94,112        94,932
Thereafter.........                   3,814              206,336       210,150
                                    -------             --------      --------
                                    $12,165             $848,411      $860,576
                                    =======             ========      ========

11.  Non-Cash Investing and Financing Activities

     Additional supplemental disclosures of non-cash investing and financing activities are as follows (in thousands):

         (1) During 1996, the Operating Partnership purchased eight office properties located in Westchester County and associated management and construction operations as follows:

                    Cash Paid........................             $58,533
                    Issuance of 677,534 common units.               9,527
                    Purchase price holdback..........               1,700
                    Mortgage assumed.................               9,366
                                                                   ------
                    Total purchase price.............             $79,126
                                                                  =======

     (2) During 1996, the Operating Partnership acquired three of the Reckson Option Properties as follows:

              Debt assumed and repaid................             $21,750
              Issuance of 271,228 common units.......               4,516
                                                            -------------
              Total purchase price...................             $26,266
                                                            =============

     (3) In January 1997, the Operating Partnership acquired one of the Reckson Option Properties as follows:

               Mortgage assumed......................              $4,667
               Issuance of 203,804 common units......               4,280
               Cash paid.............................                  61
                                                            --------------
               Total purchase price..................              $9,008
                                                            ==============

     (4) In November 1997, the Operating Partnership purchased a 181,000 square foot industrial building located in Hauppauge, New York as follows:

               Mortgage assumed and repaid...........              $3,037
               Issuance of 62,905 common units.......               1,578
               Cash paid.............................                  10
                                                            --------------
               Total purchase price..................              $4,625
                                                            ==============

     (5) In December 1997, the Operating Partnership purchased a 92,000 square foot industrial building located in Elmsford, New York as follows:

               Issuance of 183,469 common units......              $4,700
                                                            ===============

     On January 2, 1998, the Operating Partnership issued an additional 18,752 common units in connection with the acquisition of a 92,000 square foot industrial building located in Elmsford, New York for an additional non cash investment of approximately $.48 million (unaudited).

     On January 6, 1998, the Operating Partnership acquired 51 Charles Lindbergh Boulevard in Uniondale, New York which included the issuance of 513,259 common units for a total non cash investment of $12 million. Additionally, in connection with the Operating Partnership's investment in the Morris Companies, the Operating Partnership assumed approximately $10.8 million of indebtedness net of minority partners interest (unaudited).

     On April 21, 1998, in connection with the acquisition of the Cappelli portfolio, the Operating Partnership assumed approximately $45.1 million of indebtedness. Additionally, in connection with the acquisition of 155 Passaic Avenue in Fairfield, New Jersey, the Operating Partnership issued 1,979 common units for a total non cash investment of approximately $50,000 (unaudited).

     On June 11, 1998, the Operating Partnership distributed its 95% net non voting common stock interest in RSI of approximately $3 million to its partners (unaudited).

12.      Commitments and Other Comments

     At December 31, 1996, the Operating Partnership had restricted cash of $1.8 million which collateralized an outstanding letter of credit for an equal amount.

     At December 31, 1997, the Operating Partnership had outstanding undrawn letters of credit against the Unsecured Credit Facility of approximately $4 million.

     At June 30, 1998 the Operating Partnership had outstanding undrawn letters of credit against the Unsecured Credit Facility of approximately $7.7 million (unaudited).

     In July 1998, the Company announced the formation of a joint venture, Metropolitan Partners LLC, a Delaware limited liability company ("Metropolitan Partners"), controlled equally by the Operating Partnership and Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). Pursuant to a merger agreement, executed on July 9, 1998 and amended and restated on August 11, 1998 (the "Merger Agreement") between Metropolitan Partners, the Company and Crescent and Tower Realty Trust Inc., a Maryland corporation ("Tower"), Metropolitan Partners agreed, subject to the terms and conditions of the Merger Agreement, to purchase the common stock of Tower.

     Prior to the execution of the Merger Agreement, Metropolitan Partners identified certain tax issues regarding Tower's operations. Metropolitan Partners entered into the Merger Agreement only after Tower made detailed representations and warranties purporting to address these issues. In the course of due diligence, however, Metropolitan Partners, the Company and Crescent discovered that these representations and warranties may not be correct and discussed these concerns with Tower, specifically advising Tower that they were not terminating the Merger Agreement at that time. Metropolitan Partners, the Company and Crescent invited Tower to respond to these concerns. However, on November 2, 1998, Tower filed a compliant in the Supreme Court of the State of New York alleging Metropolitan Partners, the Company and Crescent willfully breached the Merger Agreement. Tower is seeking declaratory and other relief, including damages of not less than $75 million and specific performance by Metropolitan Partners, the Company and Crescent of their obligations under the Merger Agreement. Although management believes the Company has meritorious defenses to this action, there can be no assurance as to the impact of this action on the Company's operations and/or financial condition. (unaudited).

     During June 1998, the Operating Partnership established a credit facility with RSI (the "RSI Facility") in the amount of $100 million for RSI's service sector operations and other general corporate purposes. The Operating Partnership also established a credit facility with RSI for the funding of investments of up to $100 million with or in RSVP (the "RSVP Facility") (unaudited).

13.   Quarterly Financial Data (Unaudited)

     The following summary represents the Operating Partnership's results of operations for the first and second quarters of 1998 and each quarter during 1997 and 1996 (in thousands, except unit data):

                                                    1998
                                         -------------------------------------
                                          First Quarter    Second Quarter
                                         -------------------------------------

Total revenues.............             $  55,062           $66,267
                                        ===========         =======
Income before distributions to
preferred unit holders and minority
interests...................            $  12,387           $17,664
Preferred distributions.....                  ---           (4,168)
Minority partners' interest in
consolidated partnerships
income......................                (561)             (712)
                                        -----------         --------
Net income available to common
unit holders.                           $   11,826          $12,784
                                        ===========         =========

Net income:
   General Partner..........             $   9,835         $ 10,022
   Limited Partners'........                 1,991            2,762
                                        -----------         ---------
Total.......................             $  11,826         $ 12,784
                                        ===========         =========
Net income per common unit:
   General Partner..........             $     .26         $    .25
   Limited Partners'........             $     .26         $    .36

Weighted average common units
outstanding:
   General Partner..........            38,182,577       39,636,815
   Limited Partners'........             7,709,228        7,694,349



                                                                           1997
                                             -------------------------------------------------------------------------
                                               First Quarter    Second Quarter     Third Quarter     Fourth Quarter
                                             ---------------    --------------     -------------     -----------------

Total revenues.....................           $31,670           $36,188            $40,328            $45,162
                                             ===============    ==============     =============     =================
Income before, minority interests and
   extraordinary items.............            $8,806           $12,006            $11,545            $13,352
Minority partners' interest in consolidated
   partnerships income.............             (268)             (228)              (228)              (196)
Extraordinary (loss)...............               ---           (2,362)              (446)                 --
                                             ---------------    --------------     -------------     -----------------
Net income.........................            $8,538            $9,416            $10,871            $13,156
                                             ===============    ==============     =============     =================
Net Income:
   General Partner.................            $6,760            $7,823            $ 9,188            $10,971
   Limited Partners'...............             1,778             1,593              1,683              2,185
                                             ---------------    --------------     -------------      ----------------
Total..............................            $8,538            $9,416            $10,871            $13,156
                                             ===============    ==============     =============      ================
Net income per unit:
   General Partner.................            $  .25            $  .23            $   .27            $   .31
   Limited Partners'...............            $  .26            $  .23            $   .24            $   .31


Weighted average common units outstanding:
   General Partner.................        26,569,162        34,298,137         34,477,050         35,445,213
   Limited Partners'...............         6,960,428         6,974,814          6,974,031          7,153,848




                                                                               1996
                                             -------------------------------------------------------------------------
                                               First Quarter    Second Quarter     Third Quarter     Fourth Quarter
                                             ---------------    --------------     --------------    -----------------

Total revenues...........................      $19,065          $22,686            $24,712           $29,567
                                             ===============    ==============     ==============    =================
Income before, minority interests and
   extraordinary items...................       $4,907          $ 6,414            $ 6,397           $ 7,377
Minority partners' interest in consolidated
   partnership income ...................         (261)            (263)              (194)             (197)
Extraordinary (loss).....................       (1,259)             ---                ---                ---
                                             ---------------     --------------    --------------   ------------------
Net income...............................       $3,387           $6,151            $ 6,203           $ 7,180
                                             ===============     ==============    ==============   ==================
Net Income:
   General Partner.......................       $2,403           $4,658            $ 4,687           $ 5,577
   Limited Partners'.....................          984            1,493              1,516             1,603
                                             ---------------     --------------    --------------   ------------------
Total....................................       $3,387           $6,151            $ 6,203           $ 7,180
                                             ===============     ==============    ==============   ==================
Net income per unit:
   General Partner.......................      $   .16           $  .23            $   .22           $   .24
   Limited Partners'.....................      $   .16           $  .23            $   .23           $   .24

Weighted average units outstanding:
   General Partner........................    14,889,612        20,349,210         20,880,474         23,541,600
     Limited Partners'....................     6,064,498         6,486,304          6,721,226          6,737,124





                                                         Reckson Operating Partnership, L. P.
                                               Schedule III-Real Estate and Accumulated Depreciation
                                                                 December 31, 1997
                                                                   (In thousands)


         Column A                    Column B             Column C                   Column D                     Column E
         --------                    --------             --------                   --------                     --------
                                                                                  Cost Capitalized
                                                                                    Subsequent to          Gross Amount at Which
                                                         Initial Cost                Acquisition        Carried at Close of Period
                                                         ------------              ----------------     --------------------------
                                                                Buildings and          Buildings and              Buildings and
       Description                   Encumbrance        Land     Improvements    Land   Improvements     Land      Improvements
       -----------                   -----------        ----    -------------    ----  -------------     ----     -------------
Vanderbilt Industrial Park,
  Hauppauge, New York
   (27 buildings in an
   industrial park)...............       B              $1,940      $9,955       $---     $8,789          $1,940      $18,744
Airport International Plaza
   New York (17 buildings
   industrial park)...............  2,616(copyright)    1,263      13,608        ---      9,670           1,263       23,278
County Line Industrial Cent
   Huntington, New York
   (3 buildings in an industry
   park)..........................       B                628        3,686        ---      2,438            628        6,124
32 Windsor Place,
   Islip, New York................       B                 32          321        ---         46             32          367
42 Windsor Place,
   Islip, New York................       B                 48          327        ---        542             48          869
505 Walt Whitman Rd.,
   Huntington, New York...........       B                140           42        ---         52            140           94
1170 Northern Blvd., N.
   Great Neck, New York...........       B                 30           99        ---         31             30          130
50 Charles Lindbergh Blvd.,
   Mitchel Field, New York .......  15,479                  A       12,089        ---      3,526            ---       15,615
200 Broadhollow Road,
   Melville, New York.............   6,649                338        3,354        ---      2,362            338        5,716
48 South Service Road,
   Melville, New York.............       B              1,652       10,245        ---      3,351          1,652       13,596
395 North Service Road,
   Melville, New York.............   9,917                  A       15,551        ---      6,475            ---       22,026
6800 Jericho Turnpike,
   Syosset, New York..............  15,001                582        6,566        ---      5,941            582       12,507
6900 Jericho Turnpike,
   Syosset, New York..............   5,279                385        4,228        ---      1,674            385        5,902
300 Motor Parkway,
   Hauppauge, New York............       B                276        1,136        ---        828            276        1,964
88 Duryea Road,
   Melville, New York.............       B                200        1,565        ---        616            200        2,181
210 Blydenburgh Road,
   Islandia, New York.............       B                 11          158        ---        159             11          317
208 Blydenburgh Road,
   Islandia, New York.............       B                 12          192        ---        145             12          337
71 Hoffman Lane,
   Islandia, New York.............       B                 19          260        ---        172             19          432
933 Motor Parkway,
   Smithtown, New York............       B                106          375        ---        361            106          736



                                                  Column F          Column G        Column H        Column I
                                                  --------          --------        --------        --------
                                                                                                    Life on which
                                                   Accumulated       Date of          Date of       Depreciation
                                    Total          Depreciation    Construction      Acquired       is Computed
                                    -----          ------------    ------------      --------       -------------
Vanderbilt Industrial Park,
  Hauppauge, New York
   (27 buildings in an                                                 1961-            1961-
   industrial park)............... $20,684            $11,432          1979             1979        10-30 years
Airport International Plaza
   New York (17 buildings                                              1970-            1970-
   industrial park)...............  24,541             12,463          1988             1988        10-30 years
County Line Industrial Cent
   Huntington, New York
   (3 buildings in an industry                                         1975-            1975-
   park)..........................   6,752              3,721          1979             1979        10-30 years
32 Windsor Place,
   Islip, New York................     399                294          1971             1971        10-30 years
42 Windsor Place,
   Islip, New York................     917                615          1972             1972        10-30 years
505 Walt Whitman Rd.,
   Huntington, New York...........     234                 60          1950             1968        10-30 years
1170 Northern Blvd., N.
   Great Neck, New York...........     160                115          1947             1962        10-30 years
50 Charles Lindbergh Blvd.,
   Mitchel Field, New York .......  15,615              7,347          1984             1984        10-30 years
200 Broadhollow Road,
   Melville, New York.............   6,054              3,151          1981             1981        10-30 years
48 South Service Road,
   Melville, New York.............  15,248              5,895          1986             1986        10-30 years
395 North Service Road,
   Melville, New York.............  22,026              8,849          1988             1988        10-30 years
6800 Jericho Turnpike,
   Syosset, New York..............  13,089              7,338          1977             1978        10-30 years
6900 Jericho Turnpike,
   Syosset, New York..............   6,287              2,898          1982             1982        10-30 years
300 Motor Parkway,
   Hauppauge, New York............   2,240              1,101          1979             1979        10-30 years
88 Duryea Road,
   Melville, New York.............   2,381              1,027          1980             1980        10-30 years
210 Blydenburgh Road,
   Islandia, New York.............     328                243          1969             1969        10-30 years
208 Blydenburgh Road,
   Islandia, New York.............     349                284          1969             1969        10-30 years
71 Hoffman Lane,
   Islandia, New York.............     451                345          1970             1970        10-30 years
933 Motor Parkway,
   Smithtown, New York............     842                490          1973             1973        10-30 years






                                                         Reckson Operating Partnership, L. P.
                                               Schedule III-Real Estate and Accumulated Depreciation
                                                                 December 31, 1997 (continued)
                                                                   (In thousands)


         Column A                    Column B             Column C                   Column D                     Column E
         --------                    --------             --------                   --------                     --------
                                                                                  Cost Capitalized
                                                                                    Subsequent to          Gross Amount at Which
                                                         Initial Cost                Acquisition        Carried at Close of Period
                                                         ------------              ----------------     --------------------------
                                                                Buildings and          Buildings and              Buildings and
       Description                   Encumbrance        Land     Improvements    Land   Improvements     Land      Improvements
       -----------                   -----------        ----    -------------    ----  -------------     ----     -------------



65 and 85 South Service Road
   Plainview, New York............       B                 40         218        ---           10          40             228
333 Earl Ovington Blvd.,            57,839                  A      67,221        ---       15,556         ---          82,777
   Mitchel Field, New York (Omni)
135 Fell Court
   Islip, New York................       B                462       1,265        ---           48         462           1,313
40 Cragwood Road,                        B
   South Plainfield, New Jersey                           708       7,131         17        3,664         725          10,795
110 Marcus Drive,
   Huntington, New York...........       B                390       1,499        ---           13         390           1,512
333 East Shore Road,
   Great Neck, New York...........       B                  A         564        ---          128         ---             692
310 East Shore Road,
   Great Neck, New York...........   2,322                485       2,009        ---          265         485           2,274
70 Schmitt Blvd.,
   Farmingdale, New York..........     425                727       3,408        ---           15         727           3,423
19 Nicholas Drive,
   Yaphank, New York..............       B                160       7,399        ---          ---         160           7,399
1516 Motor Parkway,
   Hauppauge, New York............       B                603       6,722        ---           13         603           6,735
125 Baylis Road,
   Melville, New York.............       B              1,601       8,626        ---          422       1,601           9,048
35 Pinelawn Road,
   Melville, New York.............       B                999       7,073        ---        1,354         999           8,427
520 Broadhollow Road,
   Melville, New York.............       B                457       5,572        ---        1,404         457           6,976
1660 Walt Whitman Road,
   Melville, New York.............       B                370       5,072        ---          389         370           5,461
70 Maxess Road,
   Melville, New York.............   1,863                708       1,859         96        3,806         804           5,665
85 Nicon Court,
   Hauppauge, New York............       B                797       2,818        ---           54         797           2,872
104 Parkway Drive So.,
   Hauppauge, New York............       B                 54         804        ---          130          54             934
20 Melville Park Rd.,
   Melville, New York.............       B                391       2,650        ---           96         391           2,746
105 Price Parkway,
   Hauppauge, New York............       B              2,030       6,327        ---          311       2,030           6,638
48 Harbor Park Drive,
   Hauppauge, New York............       B              1,304       2,247        ---           89       1,304           2,336
125 Ricefield Lane,
   Hauppauge, New York............       B                 13         852        ---          330          13           1,182


                                                     Column F          Column G        Column H            Column I
                                                     --------          --------        --------            --------
                                                                                                         Life on which
                                                      Accumulated       Date of          Date of          Depreciation
                                       Total          Depreciation    Construction      Acquired          is Computed
                                       -----          ------------    ------------      --------         -------------

65 and 85 South Service Road
   Plainview, New York............        268               221           1961            1961           10-30 years
333 Earl Ovington Blvd.,               82,777            12,371           1990            1995           10-30 years
   Mitchel Field, New York (Omni)
135 Fell Court
   Islip, New York................      1,775               238           1965            1992           10-30 years
40 Cragwood Road,
   South Plainfield, New Jersey        11,520             5,957           1970            1983           10-30 years
110 Marcus Drive,
   Huntington, New York...........      1,902             1,113           1980            1980           10-30 years
333 East Shore Road,
   Great Neck, New York...........        692               430           1976            1976           10-30 years
310 East Shore Road,
   Great Neck, New York...........      2,759             1,215           1981            1981           10-30 years
70 Schmitt Blvd.,
   Farmingdale, New York..........      4,150               267           1965            1995           10-30 years
19 Nicholas Drive,
   Yaphank, New York..............      7,559               597           1989            1995           10-30 years
1516 Motor Parkway,
   Hauppauge, New York............      7,338               560           1981            1995           10-30 years
125 Baylis Road,
   Melville, New York.............     10,649               654           1980            1995           10-30 years
35 Pinelawn Road,
   Melville, New York.............      9,426               701           1980            1995           10-30 years
520 Broadhollow Road,
   Melville, New York.............      7,433               736           1978            1995           10-30 years
1660 Walt Whitman Road,
   Melville, New York.............      5,831               419           1980            1995           10-30 years
70 Maxess Road,
   Melville, New York.............      6,469               193           1967            1995           10-30 years
85 Nicon Court,
   Hauppauge, New York............      3,669               191           1984            1995           10-30 years
104 Parkway Drive So.,
   Hauppauge, New York............        988                54           1985            1996           10-30 years
20 Melville Park Rd.,
   Melville, New York.............      3,137               105           1965            1996           10-30 years
105 Price Parkway,
   Hauppauge, New York............      8,668               342           1969            1996           10-30 Years
48 Harbor Park Drive,
   Hauppauge, New York............      3,640               116           1976            1996           10-30 Years
125 Ricefield Lane,
   Hauppauge, New York............      1,195                95           1973            1996           10-30 Years





                                                         Reckson Operating Partnership, L. P.
                                               Schedule III-Real Estate and Accumulated Depreciation
                                                                 December 31, 1997 (continued)
                                                                   (In thousands)


         Column A                    Column B             Column C                   Column D                     Column E
         --------                    --------             --------                   --------                     --------
                                                                                  Cost Capitalized
                                                                                    Subsequent to          Gross Amount at Which
                                                         Initial Cost                Acquisition        Carried at Close of Period
                                                         ------------              ----------------     --------------------------
                                                                Buildings and          Buildings and              Buildings and
       Description                   Encumbrance        Land     Improvements    Land   Improvements     Land      Improvements
       -----------                   -----------        ----    -------------    ----  -------------     ----     -------------

110 Ricefield Lane,
   Hauppauge, New York............       B                  33     1,043        ---         52              33         1,095
120 Ricefield Lane,
   Hauppauge, New York............       B                  16     1,051        ---         30              16         1,081
135 Ricefield Lane,
   Hauppauge, New York............       B                  24       906        ---        473              24         1,379
30 Hub Drive,
   Huntington, New York...........       B                 469     1,571        ---        246             469         1,817
60 Charles Lindbergh,
   Mitchel Field, New York .......       B                   A    20,800        ---      1,344             ---        22,144
155 White Plains Rod.,
   Tarrytown, New York............       B               1,613     2,542        ---        595           1,613         3,137
2 Church Street,
   Tarrytown, New York ...........       B                 232     1,307        ---        385             232         1,692
235 Main Street,
   Tarrytown, New York............       B                 955     5,375        ---        562             955         5,937
245 Main Street,
   Tarrytown, New York............       B               1,294    7,284         ---        790           1,294         8,074
505 White Plains Road,
   Tarrytown, New York............       B                 236     1,332        ---        163             236         1,495
555 White Plains Road,
   Tarrytown, New York............       B                 712     4,133         13      2,658             725         6,791
560 White Plains Road,
   Tarrytown, New York............       B               1,553     8,756        ---      1,688           1,553        10,444
580 White Plains Road,
   Tarrytown, New York............   8,811               2,591    14,595        ---      1,347           2,591        15,942
660 White Plains Road,
   Tarrytown, New York............      B                3,929    22,640        ---      1,738           3,929        24,378
Landmark Square,
    Stamford, CT................... 49,291              11,603    64,466        ---      6,216          11,603        70,682
110 Bi-County Blvd.,
   Farmingdale, New York..........   4,531               2,342     6,665        ---        124           2,342         6,789
RREEF Portfolio,
   Hauppauge, New York
   (10 additional buildings in
   Vanderbuilt Industrial Park) ...      B                 930    20,619        ---        523             930        21,142
275 Broadhollow Road,
   Melville, New York..............      B               5,250    11,761        ---        464           5,250        12,225
One Eagle Rock, East
   Hanover, New Jersey.............      B                 803     7,563        ---         21             803         7,584
710 Bridgeport Avenue,
   Shelton, CT.....................      B               5,405    21,620         ---        440           5,405       22,060
101 JFK Expressway,
   Short Hills, New Jersey ........      B               7,745    43,889         ---        263           7,745       44,152


                                                     Column F          Column G        Column H         Column I
                                                     --------          --------        --------         --------
                                                                                                      Life on which
                                                      Accumulated       Date of          Date of       Depreciation
                                       Total          Depreciation    Construction      Acquired       is Computed
                                       -----          ------------    ------------      --------      -------------

110 Ricefield Lane,
   Hauppauge, New York............     1,128             68            1980            1996           10-30 Years
120 Ricefield Lane,
   Hauppauge, New York............     1,097             44            1983            1996           10-30 Years
135 Ricefield Lane,
   Hauppauge, New York............     1,403            116            1981            1996           10-30 Years
30 Hub Drive,
   Huntington, New York...........     2,286             93            1976            1996           10-30 Years
60 Charles Lindbergh,
   Mitchel Field, New York .......    22,144          1,249            1989            1996           10-30 Years
155 White Plains Rod.,
   Tarrytown, New York............     4,750            133            1963            1996           10-30 Years
2 Church Street,
   Tarrytown, New York ...........     1,924             94            1979            1996           10-30 Years
235 Main Street,
   Tarrytown, New York............     6,892            374            1974            1996           10-30 Years
245 Main Street,
   Tarrytown, New York............     9,368            507            1983            1996           10-30 Years
505 White Plains Road,
   Tarrytown, New York............     1,731            109            1974            1996           10-30 Years
555 White Plains Road,
   Tarrytown, New York............     7,516            588            1972            1996           10-30 Years
560 White Plains Road,
   Tarrytown, New York............    11,997            837            1980            1996           10-30 Years
580 White Plains Road,
   Tarrytown, New York............    18,533          1,108            1977            1996           10-30 Years
660 White Plains Road,
   Tarrytown, New York............    28,307          1,603            1983            1996           10-30 Years
Landmark Square,
    Stamford, CT...................   82,285          2,764         1973-1984          1996           10-30 years
110 Bi-County Blvd.,
   Farmingdale, New York..........     9,131            233            1984            1997           10-30 Years
RREEF Portfolio,
   Hauppauge, New York
   (10 additional buildings in
   Vanderbuilt Industrial Park) ...   22,072            570         1974-1982         1997           10-30 Years
275 Broadhollow Road,
   Melville, New York..............   17,475            300            1970           1997           10-30 Years
One Eagle Rock, East
   Hanover, New Jersey.............    8,387            179            1986           1997           10-30 Years
710 Bridgeport Avenue,
   Shelton, CT.....................   27,465            506        1971-1979          1977           10-30 Years
101 JFK Expressway,
   Short Hills, New Jersey ........   51,897            978            1981           1997           10-30 Years
                                                                                          Continued-



                                                         Reckson Operating Partnership, L. P.
                                               Schedule III-Real Estate and Accumulated Depreciation
                                                                 December 31, 1997 (continued)
                                                                   (In thousands)


         Column A                    Column B             Column C                   Column D                     Column E
         --------                    --------             --------                   --------                     --------
                                                                                  Cost Capitalized
                                                                                    Subsequent to          Gross Amount at Which
                                                         Initial Cost                Acquisition        Carried at Close of Period
                                                         ------------              ----------------     --------------------------
                                                                Buildings and          Buildings and              Buildings and
       Description                   Encumbrance        Land     Improvements    Land   Improvements     Land      Improvements
       -----------                   -----------        ----    -------------    ----  -------------     ----     -------------

                                                                                                         C>

10 Rooney Circle,
   West Orange, New Jersey .......        B            1,302         4,615       ---        408          1,302       5,023
Executive Hill Office Park,
   West Orange, New Jersey .......        B            7,629        31,288       ---        410          7,629      31,698
3 University Plaza,
   Hackensack, New Jersey.........        B            7,894        11,846       ---        110          7,894      11,956
400 Garden City Plaza,
   Garden City, New York..........        B           13,986        10,127       ---        225         13,986      10,352
425 Rabro Drive,
   Hauppauge, New York............        B              665         3,489       ---         63            665       3,552
One Paragon Drive,
   Montvale, New Jersey...........        B            2,773         9,901       ---         91          2,773      9,992
90 Merrick Avenue,
   East Meadow, New York..........        B               A         19,193       ---        332            ---      19,525
150 Motor Parkway,
   Hauppauge, New York............        B            1,114        20,430       ---        839          1,114      21,269
390 Motor Parkway,
   Hauppauge, New York............        B              240         4,459       ---        202            240       4,661
Royal Executive Park,
   Ryebrook, New York..... .......        B           18,343        55,028       ---        479         18,343      55,507
120 White Plains Road,
   Tarrytown, New York............        B            3,355        24,605       ---        ---          3,355      24,605
University Square,
   Princeton, New Jersey..........        B            8,045         8,888       ---         19          8,045       8,907
100 Andrews Road,
   Hicksville, New York...........        B            2,812         1,711       ---      5,155          2,812       6,866
2 Macy Road,
   Harrison, New York.............        B              642         2,131       ---         19            642       2,150
80-100 Grasslands,
   Elmsford, New York.............        B            1,609         6,823       ---        106          1,609       6,929
65 Marcus Drive,
   Melville, New York.............        B              295         1,966       ---        865            295       2,831
Land held for development.........        B           29,309           ---       ---        ---         29,309         ---
Development in progress...........        B            5,492        10,757       ---      8,915          5,492      19,672
Other property....................        B              ---           ---       ---      1,998            ---       1,998

                                     -----------    --------     -----------  -------  -----------   --------     -----------
Total............................      180,023       173,201      $722,268      $126   $115,633      $173,327      $837,901
                                     -----------    --------     -----------  -------  -----------   --------    -----------
                                     -----------    --------     -----------  -------  -----------   --------    -----------


                                                         Column F          Column G        Column H         Column I
                                                         --------          --------        --------         --------
                                                                                                          Life on which
                                                          Accumulated       Date of          Date of       Depreciation
                                       Total              Depreciation    Construction      Acquired       is Computed
                                       -----              ------------    ------------      --------      -------------
10 Rooney Circle,
   West Orange, New Jersey .......          6,325            119            1971           1997             10-30 Years
Executive Hill Office Park,
   West Orange, New Jersey .......         39,327            504         1978-1984         1997             10-30 Years
3 University Plaza,
   Hackensack, New Jersey.........         19,850            167            1985           1997             10-30 Years
400 Garden City Plaza,
   Garden City, New York..........         24,338            139            1989           1997             10-30 Years
425 Rabro Drive,
   Hauppauge, New York............          4,217             49            1980           1997             10-30 Years
One Paragon Drive,
   Montvale, New Jersey...........         12,765             86            1980           1997             10-30 Years
90 Merrick Avenue,
   East Meadow, New York..........         19,525            135            1985           1997             10-30 Years
150 Motor Parkway,
   Hauppauge, New York............         22,383            151            1984           1997             10-30 Years
390 Motor Parkway,
   Hauppauge, New York............          4,901             32            1980           1997             10-30 Years
Royal Executive Park,
   Ryebrook, New York..... .......         73,850            195         1983-1986         1997             10-30 Years
120 White Plains Road,
   Tarrytown, New York............         27,960             68            1984           1997             10-30 Years
University Square,
   Princeton, New Jersey..........         16,952             25            1987           1997             10-30 Years
100 Andrews Road,
   Hicksville, New York...........          9,678            137            1954           1996             10-30 Years
2 Macy Road,
   Harrison, New York.............          2,792              8            1962           1997             10-30 Years
80-100 Grasslands,
   Elmsford, New York.............          8,538             24         1989/1964         1997             10-30 Years
65 Marcus Drive,
   Melville, New York.............          3,126             28            1968           1996             10-30 Years
Land held for development.........         29,309            ---            N/A           variouss                  N/A
Development in progress...........         25,164            ---
Other property....................          1,998             89
                                       ----------      -- --------
Total.............................     $1,011,228      $ 108,652
                                       ==========      ===========


---------------------------
A   These land parcels are leased (see Note 4).
B   There are no  encumbrances on these properties.
C   The Encumbrance of $2,616 is related to one property.

   The aggregate cost for Federal Income Tax purposes was  approximately $932.4 million at December 31, 1997.



                     Reckson Operating Partnership, L. P.
                               And Reckson Group
       Schedule III-Real Estate and Accumulated Depreciation (continued)
                                (in thousands)


     The changes in real estate for each of the periods in the three years ended December 31, 1997 are as follows:


                                               January 1, 1997        January 1, 1996        June 3, 1995        January 1, 1995
                                                      to                     to                  to                    to
                                              December 31, 1997      December 31, 1996     December 31, 1995      June 2, 1995
                                              -----------------      -----------------     -----------------     ----------------
Real estate balance at beginning of

   period...................................        $516,768             $288,056              $216,333              $159,693
Improvements................................          37,778               15,174                 3,768                  814
Disposal, including write-off of fully
   depreciated building improvements........           (154)                (936)               (3,174)                  ---
Properties not contributed to the
   Operating Partnership ...................             ---                  ---                   ---             (15,133)
Consolidation of Omni (1)...................             ---                  ---                   ---              70,959
Acquisitions................................         456,836              214,474                55,054                 ---
Cash paid in exchange for properties........             ---                  ---                16,075                 ---
                                                  ----------             --------              --------           ----------
Balance at end of period....................      $1,011,228             $516,768              $288,056            $216,333
                                                  ----------             --------              --------           ----------
                                                  ----------             --------              --------           ----------


The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, furniture and fixtures, for each of the periods in the three years ended December 31, 1997 are as follows:



                                               January 1, 1997        January 1, 1996        June 3, 1995        January 1, 1995
                                                      to                     to                  to                    to
                                              December 31, 1997      December 31, 1996     December 31, 1995      June 2, 1995
                                              -----------------      -----------------     -----------------     ----------------

Balance at beginning of period...............       $86,344               $72,499               $69,841              $71,596
Depreciation for period......................        22,442                14,781                5,832                 2,453
Disposal, including write-off of fully
 depreciated building improvements...........          (134)                 (936)              (3,174)                 ---
Properties not contributed to the
 Operating Partnership.......................           ---                  ---                  ---                 (7,946)
Consolidation of Omni........................           ---                  ---                  ---                  3,738
                                                   ----------             --------             --------             --------
Balance at end of period.....................       $108,652              $86,344              $72,499               $69,841
                                                   =========              ========             ========             ========

(1)  The  Omni  was  consolidated  as a  result  of  the  Operating  Partnership purchasing a controlling interest as part of the
                                                     Formation Transactions.



                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:


     Securities and Exchange Commission registration fee.............. $72,280
     Printing and engraving expenses.................................. 200,000
     Legal fees and expenses.......................................... 150,000
     Accounting fees and expenses.....................................  40,000
     Blue Sky fees and expenses.......................................  20,000
     Trustee's fees...................................................  10,000
     Miscellaneous....................................................  57,720
                                                                      --------
     Total                                                            $550,000
                                                                      ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Maryland General Corporation Law, as amended from time to time (the "MGCL"), permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Charter of the Company authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses, upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that the standard of conduct was not met.

         The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights they provide.

         The  Partnership   Agreement  of  the  Operating  Partnership  contains
provisions indemnifying its partners and their officers and directors to the fullest extent permitted by the Delaware Limited Partnership Act.


ITEM 16.  EXHIBITS.

        1        --        Form of Underwriting Agreement.(1)

        4.1      --        Form of Common Stock Certificate.(2)

        4.2      --        Form of Designating Amendment for Preferred Stock.(1)

        4.3      --        Form of Preferred Stock Certificate.(1)

        4.4      --        Form of Warrant Agreement.(1)

        4.5      --        Form of Warrant.(1)

        4.6      --        Form of Indenture

        5        --        Opinion of Brown & Wood LLP as to  the  legality  of
                            the Securities.

        8        --        Opinion of Brown & Wood LLP as to tax matters.

      12.1       --        Calculation  of  Reckson  Associates   Realty  Corp.
                            Ratios of Earnings to Combined Fixed Charges.

      12.2       --        Calculation  of  Reckson  Associates  Realty   Corp.
                            Ratios of Earnings to Fixed Charges and Preferred Dividends.

      12.3       --        Calculation of  Reckson  Operating  Partnership L.P.
                            Ratios of Earnings to Combined Fixed Charges.

      12.4       --        Calculation  of  Reckson  Operating Partnership L.P.
                            Ratios of Earnings to Fixed Charges and Preferred Dividends.

      23.1       --        Consent of Brown & Wood LLP  (included  in  Exhibits
                            5 and 8).

      23.2       --        Consent of Ernst & Young LLP.

       24        --        Power of attorney (included on the signature page of
                            this Registration Statement).
---------------
(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.
(2) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 33-84324) and incorporated herein by reference.


ITEM 17. UNDERTAKINGS.

         (a)      Each Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (1)(i) and (1)(ii)
                  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Each Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) Each registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Reckson Associates Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Huntington, State of New York, on November 10, 1998.


                                        RECKSON ASSOCIATES REALTY CORP.


                                        By:     /s/ Donald J. Rechler
                                                ---------------------
                                                Donald J. Rechler
                                                Chairman

         KNOWN ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Reckson Associates Realty Corp. hereby severally constitute Scott
H. Rechler, Mitchell D. Rechler and Michael Maturo, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Reckson Associates Realty Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any all amendments thereto.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



    SIGNATURE                                    TITLE                                  DATE
    ---------                                    -----                                  ----

/s/ Donald J. Rechler            Chairman of the Board, Chief Executive             November 11, 1998
---------------------            Officer and Director (Principal Executive
  Donald J. Rechler              Officer)


/s/ Scott H. Rechler             President, Chief Operating Officer and             November 11, 1998
--------------------             Director
  Scott H. Rechler


 /s/ Michael Maturo              Executive Vice President, Treasurer and            November 11, 1998
 ------------------              Chief Financial Officer (Principal
   Michael Maturo                Financial Officer and Principal Accounting
                                 Officer)


/s/ Roger M. Rechler             Vice-Chairman of the Board and Director            November 11, 1998
--------------------
  Roger M. Rechler


/s/ Mitchell D. Rechler          Executive Vice President and Director              November 11, 1998
----------------------
 Mitchell D. Rechler


 /s/ Harvey R. Blau              Director                                           November 11, 1998
 ------------------
   Harvey R. Blau


/s/ Leonard Feinstein            Director                                           November 11, 1998
---------------------
  Leonard Feinstein


/s/ Herve A. Kevenides           Director                                           November 11, 1998
---------------------
 Herve A. Kevenides


 /s/ John V.N. Klein             Director                                           November 11, 1998
 -------------------
   John V.N. Klein

                                 Director                                           November 11, 1998
/s/ Lewis S. Ranieri
--------------------
  Lewis S. Ranieri

____________________             Director
Conrad D. Stephenson


                                  EXHIBIT INDEX


EXHIBITS                          DESCRIPTION                              PAGE
--------                          -----------                              ----

 1      -- Form of Underwriting Agreement.(1)

 4.1    -- Form of Common Stock Certificate.(2)

 4.2    -- Form of Designating Amendment for Preferred Stock.(1)

 4.3    -- Form of Preferred Stock Certificate.(1)

 4.4    -- Form of Warrant Agreement.(1)

 4.5    -- Form of Warrant.(1)
 4.6    -- Form of Indenture

 5      -- Opinion of Brown & Wood LLP as to the legality of the
           Securities.

 8      -- Opinion of Brown & Wood LLP as to tax matters.

 12.1   -- Calculation of Reckson Associates Realty Corp. Ratios of
              Earnings to Combined Fixed Charges.

 12.2   -- Calculation of Reckson Associates Realty Corp. Ratios of
              Earnings to Fixed Charges and Preferred Dividends

 12.3   -- Calculation of Reckson Operating Partnership L.P. Ratios of
              Earnings to Combined Fixed Charges.

 12.4   -- Calculation of Reckson Operating Partnership L.P. Ratios of
              Earnings to Fixed Charges and Preferred Dividends

 23.1   -- Consent of Brown & Wood LLP (included in Exhibits 5 and  8).

 23. 2  -- Consent of Ernst & Young LLP.

 24     -- Power of attorney (included on the signature page of this
              Registration Statement)

-----------------

(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.
(2) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 33-84324) and incorporated herein by reference.